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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Cobalt International Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Cobalt International Energy, Inc.
Two Post Oak Central
1980 Post Oak Boulevard, Suite 1200
Houston, Texas 77056

March 22, 2011
Dear Stockholder:

        You are cordially invited to the 2011 Annual Meeting of Stockholders of Cobalt International Energy, Inc. to be held on April 28, 2011 at 9:00 a.m., Central Time, at the Hilton Houston Post Oak, Concorde Room A, 2001 Post Oak Boulevard, Houston, Texas 77056. For those of you who cannot attend the Annual Meeting, we urge that you participate by indicating your choices on the enclosed proxy card and completing and returning it at your earliest convenience or by using the internet voting site or toll-free number listed on the enclosed proxy card to submit your vote.

        This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board of Directors and its committees and personal information about the nominees for the Board of Directors. Other matters on which action is expected to be taken during the meeting are also described.

        It is important that your shares are represented at the Annual Meeting, as a quorum of the stockholders must be present, either in person or by proxy, in order for the Annual Meeting to take place.

        On behalf of the Board of Directors, thank you for your continued support.

Yours truly,

Joseph H. Bryant Chairman of the Board of Directors and Chief Executive Officer

Cobalt International Energy, Inc.
Two Post Oak Central
1980 Post Oak Boulevard, Suite 1200
Houston, Texas 77056

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting to be held on April 28, 2011

The Proxy Statement and Annual Report to Stockholders are available at
http://www.cstproxy.com/cobaltintl/2011

Date:	April 28, 2011
Time:	9:00 a.m., Central Time
Place:	Hilton Houston Post Oak, Concorde Room A 2001 Post Oak Boulevard, Houston, Texas 77056

Items of Business:

  1.
  To elect twelve directors to serve until the 2012 Annual Meeting of Stockholders, and until their respective successors are elected and qualified;

  2.
  To ratify the appointment of Ernst & Young LLP, as our independent auditors for the fiscal year ending December 31, 2011;

  3.
  To provide an advisory vote on executive compensation;

  4.
  To provide an advisory vote on the frequency of executive compensation advisory votes; and

  5.
  To transact such other business as may properly come before the Annual Meeting.

        Record Date:    You are entitled to notice of and to vote at the Annual Meeting (or any adjournment or postponement thereof) if you were a stockholder of record and entitled to vote on March 15, 2011. In accordance with Delaware law, for 10 days prior to the Annual Meeting, a list of those registered stockholders entitled to vote at the Annual Meeting will be available for inspection in the office of the Secretary, Cobalt International Energy, Inc., Two Post Oak Central, 1980 Post Oak Boulevard, Suite 1200, Houston, Texas 77056. The list also will be available at the Annual Meeting.

        Proxy Voting:    Your vote is important regardless of the size of your holdings. Please either complete, date and sign the enclosed proxy card and return it in the envelope provided for you or otherwise use the internet voting site or the toll-free number listed on the enclosed proxy card to submit your vote.

        Meeting Admission:    If you plan to attend the Annual Meeting in person, you will need to bring photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date and photo identification.

By Order of the Board of Directors:

Jeffrey A. Starzec Associate General Counsel and Secretary

Houston, Texas
March 22, 2011

COBALT INTERNATIONAL ENERGY, INC.
Two Post Oak Central
1980 Post Oak Boulevard, Suite 1200
Houston, Texas 77056

PROXY STATEMENT

April 28, 2011

KEY INFORMATION

        We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Cobalt International Energy, Inc. for the 2011 Annual Meeting of Stockholders (the "Annual Meeting"). In this proxy statement, we refer to the Board of Directors as the "Board" and Cobalt International Energy, Inc. as "we," "us," "our company," "Cobalt" or the "Company." This proxy statement is being mailed and made available to stockholders starting on or about March 22, 2011.

Record Date and Voting Securities

        The Board fixed the close of business on March 15, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Our only outstanding voting stock is our common stock, $0.01 par value per share, of which 356,306,804 shares were outstanding as of the close of business on the record date. Each outstanding share of common stock is entitled to one vote.

Voting by Proxy

        Whether or not you plan to attend the Annual Meeting, you may submit a proxy to vote your shares by either (i) marking your vote on your proxy card, signing your name exactly as it appears on your proxy card, dating your proxy card and returning it in the envelope provided or (ii) using the internet voting site or the toll-free telephone number listed on the enclosed proxy card (specific directions for using the internet and telephone voting systems are shown on the proxy card). If a bank, broker or other nominee holds your shares, you will receive voting instructions directly from the holder of record.

        When using internet or telephone voting, the voting systems will verify that you are a stockholder through the use of a company number for Cobalt International Energy, Inc. and a unique control number for you. If you vote by internet or telephone, please do not also mail the enclosed proxy card.

        All shares represented by valid proxies that we receive through whichever method above you use to transmit your instructions, and that are not revoked, will be voted in accordance with your instructions on the proxy. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board's recommendations as follows:

        "FOR" Proposal 1: The election of twelve directors to serve until the 2012 Annual Meeting of Stockholders, and until their respective successors are elected and qualified;

        "FOR" Proposal 2: The ratification of the appointment of Ernst & Young LLP, as our independent auditors for the fiscal year ending December 31, 2011;

        "FOR" Proposal 3: Advisory vote on executive compensation to approve the compensation of our named executive officers as disclosed in this proxy statement; and

        "ONE YEAR" regarding Proposal 4: Advisory vote on the frequency of executive compensation advisory votes.

        If other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment. Such persons also have discretionary authority to vote to adjourn the Annual Meeting, including for the purpose of soliciting proxies to vote in accordance with the Board's recommendations on any of the above items.

Revoking Your Proxy

        You may revoke your proxy at any time before it is exercised by:

  1.
  Delivering to our executive offices (Attention: Secretary) a written notice of revocation; or

  2.
  Delivering to our executive offices (Attention: Secretary) a duly executed proxy bearing a later date; or

  3.
  Using the internet voting site or the toll-free telephone number listed on the enclosed proxy card to deliver a duly executed proxy bearing a later date; or

  4.
  Attending the Annual Meeting and voting in person.

        Our executive offices are located at Two Post Oak Central, 1980 Post Oak Boulevard, Suite 1200, Houston, Texas 77056. Attendance at the Annual Meeting will not in itself constitute the revocation of your proxy.

Attending the Annual Meeting

        All stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holders of record, are invited to attend the Annual Meeting. Stockholders of record can vote in person at the Annual Meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Annual Meeting. If you plan to attend the Annual Meeting, please bring photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date, which is March 15, 2011. Failure to bring photo identification and such a letter may delay your ability to attend or prevent you from attending the Annual Meeting.

Quorum and Required Vote

        Stockholders representing a majority of our outstanding capital stock entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. With respect to the election of directors, our stockholders may vote in favor of all of the nominees, may withhold their vote for all of the nominees, or may withhold their vote as to specific nominees. Under the Delaware General Corporation Law, our certificate of incorporation and our by-laws, the affirmative vote of the majority of the votes cast affirmatively or negatively at the Annual Meeting at which a quorum is present and entitled to vote is required to approve Proposals 2, 3 and 4 and a plurality of the votes of the shares of our capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve Proposal 1.

        Abstentions may be specified on all proposals and will be counted as present for the purposes of the proposal for which the abstention is noted. A vote withheld for a nominee in the election of directors will have the same effect as a vote against the nominee. For purposes of determining whether any of the other proposals has received the requisite vote, where a stockholder abstains from voting, it will have the same effect as a vote against the proposal.

        For the purposes of determining whether a proposal has received the requisite vote of the holders of the capital stock in instances where brokers are prohibited from exercising or choose not to exercise discretionary authority for beneficial owners who have not provided voting instructions (so-called broker non-votes), those shares of capital stock will not be included in the vote totals and, therefore, will have no effect on the vote on any of the proposals.

Costs of Solicitation

        We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our regular employees, without additional compensation, in person, or by mail, courier, telephone, email or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Annual Report

        Our 2010 Annual Report on Form 10-K, including consolidated financial statements as of and for the year ended December 31, 2010, is being distributed to all stockholders entitled to vote at the Annual Meeting together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission ("SEC"). Additional copies of the Annual Report are available at no charge upon request. To obtain additional copies of the Annual Report, please contact us at Two Post Oak Central, 1980 Post Oak Boulevard, Suite 1200, Houston, Texas 77056, Attention: Secretary, or at telephone number +1 (713) 452-2322. The Annual Report does not form any part of the materials for the solicitation of proxies. In addition, this proxy statement and our Annual Report to stockholders are available to you at no charge electronically at http://www.cstproxy.com/cobaltintl/2011.

CORPORATE GOVERNANCE

Board of Directors

  Board Composition

        Our certificate of incorporation and by-laws provide that the Board shall consist of not fewer than five directors, nor more than 15 directors. We currently have twelve directors: Messrs. Bryant, Coneway, Cornell, Golden, Lancaster, Marshall, Moore, Murchison, Pontarelli, Scoggins, van Steenbergen and Young. Messrs. Cornell and Murchison have decided not to stand for re-election to the Board at the Annual Meeting.

        The Board consists of a single class of directors each serving one year terms. Once our controlling stockholders (as defined below in "—Committees of the Board of Directors"), in the aggregate, no longer beneficially own more than 50% of the outstanding shares of our common stock or we would fail to qualify as a "controlled company" under the New York Stock Exchange ("NYSE") rules as in effect at the time of our initial public offering ("IPO"), the Board will be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms (other than directors who may be elected by holders of preferred stock, if any).

  Board Leadership Structure

        The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board's leadership structure on an annual basis.

        The Board has determined that the optimal Board leadership structure for us is served by the role of Chairman of the Board being held by our Chief Executive Officer, Mr. Joseph H. Bryant. Our non-management directors have also determined that it is optimal for the Board to have a "presiding director," whose responsibilities include, among others, calling meetings of the non-management directors, presiding over executive sessions of the non-management directors and, if requested by stockholders, ensuring that he is available, when appropriate, for consultation and direct communication. Our presiding director is a rotating position among non-management directors.

        The Board has determined that this leadership structure is optimal for us because it believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive, consistent and effective leadership.

  Director Independence

        We have availed ourselves of the "controlled company" exception under the NYSE rules, which exempts us from the requirements that a listed company must have a majority of independent directors on its board of directors and that its compensation and nominating and corporate governance committees be composed entirely of independent directors.

        In any event, the Board has determined that Mr. Martin H. Young, Jr., Mr. Jon A. Marshall and Dr. Myles W. Scoggins are "independent directors" as defined by the NYSE rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended ("Exchange Act"). There are no family relationships among any of our executive officers, directors or nominees for director.

        Our controlling stockholders (as defined below in "—Committees of the Board of Directors") currently own shares of our common stock sufficient to elect all of the members of the Board without the approval of any other stockholder.

  Board's Role in Risk Oversight

        Management has implemented an Enterprise Risk Management ("ERM") process to assist in the Board's oversight of our risks. Management, which is responsible for day-to-day risk management, conducts a risk assessment of our business annually. The risk assessment process is global in nature and identifies and assesses our risks, as well as steps to mitigate and manage the risks, which may be financial, operational or strategic in nature. As part of the process, we use an independent third party to survey and interview all of our executive officers to develop this information.

        While risk oversight is a full Board responsibility, primary responsibility for monitoring the ERM process is delegated to the Audit Committee. The results of each risk assessment are reviewed with the Audit Committee. The centerpiece of the assessment is a discussion of our key risks, which includes a review of the potential magnitude and likelihood of each risk, the personnel responsible for managing each risk and management's initiatives to manage and mitigate each risk. Because overseeing risk is an ongoing process and inherent in our strategic decisions, the Board also discusses risk throughout the year at other meetings in relation to specific proposed actions.

        The Board's other standing committees—Compensation and Nominating and Corporate Governance—oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Board is kept abreast of its committees' risk oversight and other activities via reports of the committee chairmen to the full Board. These reports are presented at Board meetings and include discussions of committee agenda topics, including matters involving risk oversight.

        The Board currently considers specific risk topics, including risks associated with our strategic plan, our exploratory drilling program, our capital structure and other operational activities. Further, the Board is routinely informed by management of developments that could affect our risk profile or other aspects of our business.

Meetings of the Board of Directors and Committees

        The Board held nine meetings during fiscal 2010 and took action by unanimous written consent on three occasions. During fiscal 2010, no director nominated for election at the Annual Meeting attended fewer than 75% of the aggregate total number of meetings of the Board held during the period in which he was a director and of the total number of meetings held by all of the committees of the Board on which he served. The three standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

        The following table shows the membership and number of meetings held by the Board and each committee during fiscal 2010:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Board of Directors
Joseph H. Bryant				Chair
Peter R. Coneway(1)			X	X
Henry Cornell(2)				X
Jack E. Golden(3)		X		X
N. John Lancaster(4)		Chair		X
Jon A. Marshall(4)	X			X
Kenneth W. Moore(5)				X
J. Hardy Murchison(2)		X	X	X
Kenneth A. Pontarelli		X	Chair	X
Myles W. Scoggins(6)	X			X
D. Jeff van Steenbergen(7)		X		X
Martin H. Young, Jr.	Chair			X
Fiscal 2010 Meetings	9	7	4	9
Action by Unanimous Written Consent in 2010	0	4	4	3

(1)
On February 25, 2010, Mr. Coneway resigned as a member of the Audit Committee.

(2)
Messrs. Cornell and Murchison have decided not to stand for re-election to the Board at the Annual Meeting.

(3)
On January 28, 2010, Dr. Golden was elected to the Board and appointed as a member of the Compensation Committee.

(4)
On May 24, 2010, Mr. Lancaster was elected to the Board and appointed as a member and the Chairman of the Compensation Committee, and Mr. Marshall was elected to the Board and appointed as a member of the Audit Committee.

(5)
On June 2, 2010, Mr. Moore resigned as a member of the Audit Committee.

(6)
Effective March 1, 2010, Dr. Scoggins was elected to the Board and appointed as a member of the Audit Committee.

(7)
On March 3, 2010, Mr. van Steenbergen resigned as a member of the Audit Committee.

        We expect, but do not require, our directors to attend our annual stockholder meetings.

        Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to: Board of Directors (Independent Members), c/o Secretary, Two Post Oak Central, 1980 Post Oak Boulevard, Suite 1200, Houston, Texas 77056.

        Stockholders and other interested parties may communicate directly with the full Board by sending a written communication in an envelope addressed to: Board of Directors, c/o Secretary, Two Post Oak Central, 1980 Post Oak Boulevard, Suite 1200, Houston, Texas 77056.

        Our Audit Committee has established a process for communicating complaints regarding accounting or auditing matters. In order to submit a complaint, you may call our hotline at (800) 338-9088 or visit the "Corporate Governance" section of our website. Any such complaints received or submitted are automatically forwarded to Martin H. Young, Jr., an independent director and Chairman of the Audit Committee, to take such action as may be appropriate.

Committees of the Board of Directors

        We are a "controlled company" as that term is defined in Section 303A of the NYSE Listed Company Manual because more than 50% of our voting power is held by funds affiliated with First Reserve Corporation, Goldman, Sachs & Co., Riverstone Holdings LLC and The Carlyle Group and KERN Partners Ltd. and certain limited partners in such funds affiliated with KERN Partners Ltd. (collectively, the "controlling stockholders"), acting as a group. Under the NYSE rules, a "controlled company" may elect not to comply with certain NYSE corporate governance requirements, including (1) the requirement that a majority of the Board consist of independent directors, (2) the requirement that the Nominating and Corporate Governance Committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities, (3) the requirement that the Compensation Committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities and (4) the requirement for an annual performance evaluation of the Nominating and Corporate Governance and Compensation Committees. As a result, although we have adopted charters for our Audit, Nominating and Corporate Governance and Compensation Committees and conduct annual performance evaluations of these committees, under the NYSE's "controlled company" exception we have elected not to comply with these NYSE corporate governance requirements.

        The Board has an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and may have such other committees as the Board shall determine from time to time. Each of the standing committees of the Board has the composition and responsibilities described below.

  Audit Committee

        The current members of our Audit Committee are Mr. Martin H. Young, Jr., Mr. Jon A. Marshall and Dr. Myles W. Scoggins, each of whom the Board has determined is financially literate. Mr. Young is the Chairman of this committee. The Board has determined that Mr. Young and Dr. Scoggins are Audit Committee financial experts and that Mr. Young, Mr. Marshall and Dr. Scoggins are "independent directors" as defined by the NYSE rules and Rule 10A-3 of the Exchange Act. Our Audit Committee is authorized to:

  •
  approve and retain the independent auditors to conduct the annual audit of our books and records;

  •
  review the proposed scope and results of the audit;

  •
  review and pre-approve the independent auditors' audit and non-audit services rendered;

  •
  approve the audit fees to be paid;

  •
  review accounting and financial controls with the independent auditors and our financial and accounting staff;

  •
  review and approve transactions between us and our directors, officers and affiliates;

  •
  recognize and prevent prohibited non-audit services;

  •
  establish procedures for complaints received by us, including regarding accounting matters;

  •
  review our policies and practices with respect to risk assessment and risk management;

  •
  oversee our anti-corruption programs;

  •
  oversee our resource and reserve policies;

  •
  approve any off-balance sheet financial activities;

  •
  oversee internal audit functions; and

  •
  prepare the report of the Audit Committee that SEC rules require to be included in this proxy statement.

        The Audit Committee's responsibilities are set forth in its charter which was approved by the Board on October 22, 2009 (and amended on February 24, 2011) and is reviewed annually. The charter is available on our website at www.cobaltintl.com. The information on our website is not incorporated by reference into this proxy statement. There were nine meetings of the Audit Committee during fiscal 2010.

  Compensation Committee

        The current members of our Compensation Committee are Mr. N. John Lancaster, Dr. Jack E. Golden, Mr. Jon A. Marshall (appointed on February 24, 2011), Mr. Kenneth A. Pontarelli and Mr. D. Jeff van Steenbergen. Mr. Lancaster is the Chairman of this committee. Our Compensation Committee is authorized to:

  •
  review and recommend to the Board the compensation arrangements for management, including the compensation for our Chief Executive Officer;

  •
  establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

  •
  administer our stock incentive plans;

  •
  periodically review our succession planning; and

  •
  prepare the report of the Compensation Committee that SEC rules require to be included in this proxy statement.

        The Compensation Committee's responsibilities are set forth in its charter which was approved by the Board on October 22, 2009 (and amended on February 24, 2011) and is reviewed annually. The charter is available on our website at www.cobaltintl.com. The information on our website is not incorporated by reference into this proxy statement. During fiscal 2010, there were seven meetings of the Compensation Committee and action was taken four times by unanimous written consent.

  Nominating and Corporate Governance Committee

        The current members of our Nominating and Corporate Governance Committee are Mr. Kenneth A. Pontarelli, Mr. Peter R. Coneway and Dr. Myles W. Scoggins (appointed on February 24, 2011). Mr. Pontarelli is the Chairman of this committee. Our Nominating and Corporate Governance Committee is authorized to:

  •
  identify and nominate members for election to the Board;

  •
  develop and recommend to the Board a set of corporate governance principles applicable to our company; and

  •
  oversee the evaluation of the Board and management.

        The Nominating and Corporate Governance Committee's responsibilities are set forth in its charter which was approved by the Board on October 22, 2009 (and amended on February 24, 2011) and is reviewed annually. The charter is available on our website at www.cobaltintl.com. The information on our website is not incorporated by reference into this proxy statement. During fiscal 2010, there were four meetings of the Nominating and Corporate Governance Committee and action was taken four times by unanimous written consent.

  Nomination of Directors

        The nominees for re-election to the Board at the Annual Meeting were formally nominated by the Nominating and Corporate Governance Committee and such nominations were approved by the full Board. Although the Board will consider nominees recommended by stockholders, the Board has not established any specific procedures for stockholders to follow to recommend potential director nominees for consideration. At this time, neither the Board nor the Nominating and Corporate Governance Committee has established any specific written procedures for identifying and evaluating potential director nominees or established any minimum qualifications or skills for directors, although we generally consider a nominee's diversity, experience, industry knowledge and background. The Board did not deem it necessary to adopt specific written procedures because we are a "controlled company" under NYSE rules.

Compensation Committee Interlocks and Insider Participation

        No member of our Compensation Committee has been at any time an employee of Cobalt. None of our executive officers serves as a member of the board or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Code of Business Conduct and Ethics

        The Board has adopted a code of business conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Any waiver of this code may be made only by the Board. In accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our Code of Business Conduct and Ethics. Requests should be directed to us at Two Post Oak Central, 1980 Post Oak Boulevard, Suite 1200, Houston, Texas 77056, Attention: Secretary. The Code of Business Conduct and Ethics is also available on our website at www.cobaltintl.com. The information on our website is not incorporated by reference into this proxy statement. We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.cobaltintl.com. Our Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Corporate Governance Guidelines

        The Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE. In accordance with the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our corporate governance guidelines. Requests should be directed to us at Two Post Oak Central, 1980 Post Oak Boulevard, Suite 1200, Houston, Texas 77056, Attention: Secretary. The corporate governance guidelines are also available on our website at www.cobaltintl.com. The information on our website is not incorporated by reference into this proxy statement. We will disclose any amendments to the corporate governance guidelines on our website at www.cobaltintl.com.

Stockholders Agreement

        We have entered into a stockholders agreement with our controlling stockholders pursuant to which the controlling stockholders, collectively, have the right to designate seven members of the

Board. The funds affiliated with each of First Reserve Corporation, Goldman, Sachs & Co., and Riverstone Holdings LLC/the Carlyle Group each have the right to designate: (i) two directors so long as such funds own 40% or more of the shares of our common stock owned by them immediately following our IPO; (ii) only one director if such funds own less than 40% of the shares of our common stock owned by them immediately following our IPO and at least 5% of the then outstanding shares of our common stock; and (iii) no directors if such funds own less than 40% of the shares of our common stock owned by them immediately following our IPO and less than 5% of the then outstanding shares of our common stock. The funds associated with KERN Partners Ltd. will have the right to designate one director for as long as they own at least 5% of the then outstanding shares of our common stock, but they lose such right when they own less than 5% of the then outstanding shares of our common stock. For as long as a controlling stockholder is entitled to designate at least one director, such controlling stockholder will have the right to have at least one of its director designees serve on each committee of the Board (other than the Audit Committee). For so long as our controlling stockholders collectively own 25% of the then outstanding shares of our common stock, (i) the directors designated by our controlling stockholders will constitute the majority of each committee of the Board (other than the Audit Committee) and (ii) the chairman of each of the committees (other than the Audit Committee) will be a director serving on such committee who is selected by our controlling stockholders holding a majority of the outstanding shares of our common stock held by our controlling stockholders.

Certain Relationships and Related Transactions

        The following is a description of the transactions we have engaged in since January 1, 2010 with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates.

        An affiliate of one of our controlling stockholders, Goldman, Sachs & Co., acted as an underwriter of our IPO which closed on December 21, 2009, with the over-allotment option closing on January 7, 2010. Goldman, Sachs & Co. received underwriter discounts, commissions and expense reimbursements totaling approximately $13.4 million in connection with the IPO and over-allotment option.

        We believe that the above transaction was made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

  Procedures for Review of Transactions with Related Persons

        We have adopted a set of related party transaction policies designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure, approval and resolution of any real or potential conflicts of interest which may exist from time to time. Such policies provide, among other things, that all related party transactions, including any loans between us, our principal stockholders and our affiliates, are approved by our Nominating and Corporate Governance Committee, after considering all relevant facts and circumstances, including, without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternative transactions, the materiality and character of the related party's direct or indirect interest, and the actual or apparent conflict of interest of the related party, and after determining that the transaction is in, or not inconsistent with, our and our stockholders' best interests.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of March 15, 2011, we had 356,306,804 shares of common stock outstanding, which are our only outstanding voting securities. The following table sets forth certain information with respect to the beneficial ownership of our common stock, on a fully-diluted basis, as of March 15, 2011, for:

  •
  each of our current named executive officers;

  •
  each of our current directors;

  •
  all our current executive officers and directors as a group; and

  •
  each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. There are no shares of common stock that may be acquired by an individual or group within 60 days after March 15, 2011.

        Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Two Post Oak Central, 1980 Post Oak Boulevard, Suite 1200, Houston, Texas 77056.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Directors and Named Executive Officers
Joseph H. Bryant(1)	5,303,886	1.49%
John P. Wilkirson(2)	413,443	0.12%
James H. Painter(3)	2,444,688	0.69%
James W. Farnsworth(4)	2,532,864	0.71%
Van P. Whitfield(5)	1,448,697	0.41%
Peter R. Coneway(6)	—	—%
Henry Cornell(7)	—	—%
Jack E. Golden(8)	111,316	0.03%
N. John Lancaster(6)	—	—%
Jon A. Marshall(9)	9,297	0.00%
Kenneth W. Moore(10)	—	—%
J. Hardy Murchison(10)	—	—%
Kenneth A. Pontarelli(7)	—	—%
Myles W. Scoggins(11)	—	—%
D. Jeff van Steenbergen(18)	—	—%
Martin H. Young, Jr.(12)	13,920	0.00%
All directors and executive officers as a group (20 individuals)	17,333,198	4.86%
Five Percent Stockholders
C/R Energy GP III, LLC(13)(15)	44,917,790	12.61%
C/R Energy GP II, LLC(14)(15)	29,945,194	8.40%
First Reserve Fund XI, L.P.(16)	55,601,595	15.60%
FR XI Onshore AIV, L.P.(16)	18,581,904	5.22%
The Goldman Sachs Group, Inc.(17)	74,868,148	21.01%
KERN Partners Ltd.(18)	32,035,093	8.99%

(1)
Includes 506,152 shares of common stock held by the Bryant 2007 Descendants' Trust, of which Mr. Bryant is the beneficial owner, and 1,010,333 shares of common stock included in Mr. Bryant's unvested restricted stock awards. Excludes 72,873 shares of common stock, in which Mr. Bryant is deemed to be invested under the Cobalt International Energy L.P. Deferred Compensation Plan. Excludes up to 80,320 shares underlying restricted stock units, which are scheduled to vest on December 31, 2011, December 31, 2012, and December 31, 2013 subject to the achievement of performance conditions, and 229,007 shares underlying options, which are scheduled to vest ratably on each of December 31, 2011, December 31, 2012, December 31, 2013 and December 31, 2014.

(2)
Includes 95,355 shares of common stock held by The John Pollan Wilkirson 2009 GRAT, 95,353 shares of common stock held by The Stacy Spence Wilkirson 2009 GRAT and 115,383 shares of common stock held by the Wilkirson Holdings Trust, of which Mr. Wilkirson is the beneficial owner, and 229,758 shares of common stock included in Mr. Wilkirson's unvested restricted stock awards. Includes 1,000 shares of common stock held by Mr. Wilkirson's children, of which Mr. Wilkirson disclaims beneficial ownership, except to the extent of his pecuniary interest therein, if any. Excludes up to 18,072 shares underlying restricted stock units, which are scheduled to vest on December 31, 2011, December 31, 2012, and December 31, 2013 subject to the achievement of performance conditions and 51,526 shares underlying options, which are scheduled to vest ratably on each of December 31, 2011, December 31, 2012, December 31, 2013 and December 31, 2014.

(3)
Includes 400,828 shares of common stock included in Mr. Painter's unvested restricted stock awards. Excludes 17,442 shares of common stock, in which Mr. Painter is deemed to be invested under the Cobalt International Energy L.P. Deferred Compensation Plan. Excludes up to 31,626 shares underlying restricted stock units, which are scheduled to vest on December 31, 2011, December 31, 2012, and December 31, 2013 subject to the achievement of performance conditions and 90,171 shares underlying options, which are scheduled to vest ratably on each of December 31, 2011, December 31, 2012, December 31, 2013 and December 31, 2014.

(4)
Includes 398,494 shares of common stock included in Mr. Farnsworth's unvested restricted stock awards. Excludes 8,639 shares of common stock, in which Mr. Farnsworth is deemed to be invested under the Cobalt International Energy L.P. Deferred Compensation Plan. Excludes up to 31,626 shares underlying restricted stock units, which are scheduled to vest on December 31, 2011, December 31, 2012, and December 31, 2013 subject to the achievement of performance conditions and 90,171 shares underlying options, which are scheduled to vest ratably on each of December 31, 2011, December 31, 2012, December 31, 2013 and December 31, 2014.

(5)
Includes 890,504 shares of common stock held by Veer Eagles Partners Ltd., and 249,326 shares of common stock included in Mr. Whitfield's unvested restricted stock awards. Excludes 19,035 shares of common stock, in which Mr. Whitfield is deemed to be invested under the Cobalt International Energy L.P. Deferred Compensation Plan. Excludes up to 33,222 shares underlying restricted stock units, which are scheduled to vest on December 31, 2011, December 31, 2012, and December 31, 2013 subject to the achievement of performance conditions and 94,723 shares underlying options, which are scheduled to vest ratably on each of December 31, 2011, December 31, 2012, December 31, 2013 and December 31, 2014.

(6)
Peter R. Coneway and N. John Lancaster are managing directors of Riverstone. Each of Mr. Coneway and Mr. Lancaster disclaims beneficial ownership of the shares that relate to and are described in footnotes 13, 14 and 15 below, except to the extent of their pecuniary interest therein, if any. The address of Mr. Coneway is 1000 Louisiana, Suite 1000 Houston, Texas 77002. The address of Mr. Lancaster is 712 Fifth Avenue, Suite 51, New York, NY 10019.

(7)
Henry Cornell and Kenneth A. Pontarelli are managing directors of Goldman, Sachs & Co. Each of Mr. Cornell and Mr. Pontarelli disclaims beneficial ownership of the shares that relate to and are described in footnote 17 below, except to the extent of their pecuniary interest therein, if any.

  The address of Mr. Cornell and Mr. Pontarelli is 200 West Street, 28th Floor, New York, New York 10282.

(8)
From March 2007 until his appointment to the Board in January 2010, Dr. Golden had served as an advisor to the board of directors of Cobalt International Energy, L.P. Dr. Golden's compensation for this role consisted of a grant of limited partnership interests in Cobalt International Energy, L.P., which were exchanged for 111,316 shares of our common stock concurrently with our IPO in December 2009. Excludes 13,537 shares of common stock issuable upon settlement of the restricted stock unit award granted to Dr. Golden under our Non-Employee Directors Plan.

(9)
Excludes 11,755 shares of common stock issuable upon settlement of the restricted stock unit award granted to Mr. Marshall under our Non-Employee Directors Compensation Plan.

(10)
Kenneth W. Moore is a managing director of FRC Founders Corporation. Mr. Murchison currently serves as a consultant for First Reserve Corporation. Each of Mr. Moore and Mr. Murchison disclaims beneficial ownership of the shares that relate to and are described in footnote 16 below, except to the extent of their pecuniary interest therein, if any.

(11)
Excludes 5,173 shares of common stock, in which Dr. Scoggins is deemed to be invested under the Cobalt International Energy, Inc. Non-Employee Directors Deferral Plan, and 12,962 shares of common stock issuable upon settlement of the restricted stock unit award granted to Dr. Scoggins under our Non-Employee Directors Compensation Plan.

(12)
Includes 10,000 shares purchased by Mr. Young on the open market and 3,920 shares awarded to Mr. Young for his service to our Board of Directors. Excludes 11,638 shares of common stock, in which Mr. Young is deemed to be invested under the Cobalt International Energy, Inc. Non-Employee Directors Deferral Plan, and 14,867 shares of common stock issuable upon settlement of the restricted stock unit award granted to Mr. Young under our Non-Employee Directors Compensation Plan.

(13)
Based on a Schedule 13G Amendment filed with the SEC on February 14, 2011. Such filing indicates that these shares are owned by Carlyle/Riverstone Global Energy and Power Fund III, L.P., C/R Energy III Cobalt Partnership, L.P., Riverstone Energy Coinvestment III, L.P. and Carlyle Energy Coinvestment III, L.P. and may be deemed to be beneficially owned by C/R Energy GP III, LLC. C/R Energy GP III, LLC exercises investment discretion and control over the shares held by each of Carlyle/Riverstone Global Energy and Power Fund III, L.P. and C/R Energy III Cobalt Partnership, L.P., through their mutual general partner, Carlyle/Riverstone Energy Partners III, L.P., of which C/R Energy GP III, LLC is the sole general partner. C/R Energy GP III, LLC has the power to direct the voting and disposition of the shares held by each of Riverstone Energy Coinvestment III, L.P. and Carlyle Energy Coinvestment III, L.P.

(14)
Based on a Schedule 13G Amendment filed with the SEC on February 14, 2011. Such filing indicates that these shares are owned by C/R Cobalt Investment Partnership, L.P. and C/R Energy Coinvestment II, L.P. and may be deemed to be beneficially owned by C/R Energy GP II, LLC. C/R Energy GP II, LLC exercises investment discretion and control over the shares held by each of C/R Cobalt Investment Partnership, L.P. and C/R Energy Coinvestment II, L.P. through their mutual general partner, Carlyle/Riverstone Energy Partners II, L.P., of which C/R Energy GP II, LLC is the sole general partner.

(15)
Based on a Schedule 13G Amendment filed with the SEC on February 14, 2011. Such filing indicates that each of C/R Energy GP III, LLC and C/R Energy GP II, LLC is managed by a managing board. Daniel A. D'Aniello, William E. Conway, Jr., David M. Rubenstein, Edward J. Mathias, Pierre F. Lapeyre, Jr., David M. Leuschen and Michael B. Hoffman, as members of the managing boards of each of C/R Energy GP III, LLC and C/R Energy GP II, LLC, may be

  deemed to share beneficial ownership of the shares beneficially owned by C/R Energy GP III, LLC and C/R Energy GP II, LLC. Such persons disclaim such beneficial ownership. Each of the persons mentioned in footnotes 13 and 14 disclaim beneficial ownership of these shares except to the extent of their pecuniary interests therein, and this proxy statement shall not be deemed an admission that the reporting persons are beneficial owners of the shares for any purpose. The address of each of the persons mentioned in footnotes 13 and 14 and this paragraph is 712 Fifth Avenue, 51st Floor, New York, NY 10019.

(16)
Based on a Schedule 13G Amendment filed with the SEC on February 14, 2011. Such filing indicates that 55,601,595 shares are directly held by First Reserve Fund XI, L.P. ("Fund XI") and 18,581,904 shares are directly held by FR XI Onshore AIV, L.P. ("Onshore AIV"). First Reserve GP XI, L.P. ("GP XI") is the general partner of Fund XI and Onshore AIV, and First Reserve GP XI, Inc. ("GP XI Inc.") is the general partner of GP XI. William E. Macaulay is a director of GP XI Inc. and has the right to appoint a majority of the board of directors of GP XI Inc. In such capacities, each of Mr. Macaulay, GP XI and GP XI Inc. may be deemed to share beneficial ownership of the shares of the Company held by Fund XI and Onshore AIV. The address of each of the persons mentioned in this paragraph is One Lafayette Place, Greenwich, Connecticut 06830.

(17)
Based on a Schedule 13G Amendment filed with the SEC on February 14, 2011. Such filing indicates that the shares are owned by GSCP V Cobalt Holdings, L.L.C., GSCP V Offshore Cobalt Holdings, L.L.C., GSCP V GmbH Cobalt Holdings, L.L.C., GSCP VI Cobalt Holdings, L.L.C., GSCP VI Offshore Cobalt Holdings, L.L.C., GSCP VI GmbH Cobalt Holdings, L.L.C., GS Capital Partners V Institutional, L.P. and GS Capital Partners VI Parallel, L.P. (collectively, the "GS Investing Entities"), or are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Exchange Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner, managing general partner or other manager of each of the GS Investing Entities is an affiliate of The Goldman Sachs Group, Inc. ("GS Group"). Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the GS Investing Entities. In accordance with the SEC Release No. 34-39538 (January 12, 1998) (the "Release"), this proxy statement reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of GS Group and its subsidiaries and affiliates. This filing does not reflect securities, if any, beneficially owned by any operating units of GS Group whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units. The address of each of the persons mentioned in this paragraph is 200 West Street, New York, New York 10282.

(18)
Based on a Schedule 13G Amendment filed with the SEC on February 11, 2011. Such filing indicates that 32,035,093 shares may be deemed to be directly beneficially owned by KERN Cobalt Co-Invest Partners AP LP (the "AP Partnership") and KERN Cobalt Group Management Ltd. ("KERN Cobalt Group"), as a result of KERN Cobalt Group being the general partner of the AP Partnership. The AP Partnership and KERN Cobalt Group may be deemed to have shared voting control and investment discretion over securities owned by the AP Partnership. Additionally, these 32,035,093 shares may be deemed to be indirectly beneficially owned by the following: The Board of Trustees of the Leland Stanford Junior University, Caisse de dépôt et placement du Québec, KERN Energy Partners I LP ("KERN I"), KERN Energy Partners II LP ("KERN II"), KERN

  Energy Partners III LP ("KERN III") and KERN Cobalt Co-Invest V LP ("KERN V"), each a limited partner of the AP Partnership; KERN Energy Partners I U.S. LP ("KERN I U.S."), KERN Energy Partners II U.S. LP ("KERN II U.S.") and KERN Energy Partners III U.S. LP ("KERN III U.S."), each a limited partner of KERN V; KERN Cobalt Group V LLC ("KERN Group V"), the general partner of KERN V; KERN Energy Partners Management Ltd. ("KERN Management"), the general partner of KERN I and KERN I U.S.; KERN Partners Ltd. ("KERN Partners"), the sole stockholder of Kern Cobalt Group, KERN Management and KERN Energy Partners Management II Ltd. ("KERN Management II") and the sole member of KERN Group V; KERN Management II, the general partner of KERN II and KERN II U.S.; KERN Energy Partners GP III LP ("KERN Energy GP"), the general partner of KERN III and KERN III U.S.; KERN Energy Partners Management III Ltd. ("KERN Management III"), the general partner of KERN Energy GP; Pentti Karkkainen, a director of KERN Partners; and D. Jeff van Steenbergen, a director of KERN Partners, a director and/or officer of certain subsidiaries and affiliates thereof and a director of the Company. KERN Partners may be deemed to have shared voting control and investment discretion over securities owned by the AP Partnership. Messrs. Karkkainen and van Steenbergen, each a director of KERN Partners, may also be deemed to have shared voting control and investment discretion over securities beneficially owned by the AP Partnership. The address of The Board of Trustees of the Leland Stanford Junior University is 2770 Sand Hill Road, Menlo Park, CA 94025. The address of Caisse de depot et placement du Quebec is 1000 place Jean-Paul-Riopelle, Montreal, Quebec, Canada H2Z 2B3. The address of each of the other persons mentioned in this paragraph is c/o KERN Partners Ltd., Centennial Place East, 3110-520 3rd Avenue SW, Calgary, Alberta, Canada T2P 0R3.

Pledge of Shares

        To our knowledge, none of our officers or directors or five percent stockholders have pledged any of their respective shares.

PROPOSAL 1
ELECTION OF DIRECTORS

        The Board currently consists of 12 directors, and the Board has nominated 12 directors for election at the Annual Meeting to serve until the 2012 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. Two of our current Board members, Messrs. Cornell and Murchinson, have decided not to stand for re-election to the Board at the Annual Meeting. Our certificate of incorporation authorizes our Board to consist of five to 15 directors, as determined by the Board, and all directors are to be elected annually. Stockholders are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

        We are soliciting proxies in favor of the re-election of each of the nominees identified below. We intend that all properly executed proxies will be voted for these 12 nominees unless otherwise specified. All nominees have consented to serve as directors, if elected. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. The proxies may not vote for a greater number of persons than the number of nominees named. As of the date of this proxy statement, the Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director, if elected.

Information About the Nominees

        The names of the nominees, their ages as of March 15, 2011, and other information about them are set forth below:

        Joseph H. Bryant, 55, has been our Chief Executive Officer and Chairman of the Board since our inception in November 2005. Mr. Bryant has 33 years of experience in the oil and gas industry. Prior to joining Cobalt, from September 2004 to September 2005, he was President and Chief Operating Officer of Unocal Corporation, an oil and gas exploration and production company. From May 2000 to August 2004, Mr. Bryant was President of BP Exploration (Angola) Limited, from January 1997 to May 2000, Mr. Bryant was President of BP Canada Energy Company (including serving as President of Amoco Canada Petroleum Co. between January 1997 and May 2000, prior to its merger with BP Canada), and from 1993 to 1996, Mr. Bryant served as President of a joint venture between Amoco Orient Petroleum Company and the China National Offshore Oil Corporation focused on developing the offshore Liuhua fields. Prior to 1993, Mr. Bryant held executive leadership positions in Amoco Production Company's business units in The Netherlands and the Gulf of Mexico, serving in many executive capacities and in numerous engineering, financial and operational roles throughout the continental United States. Mr. Bryant currently also serves on the board of directors of the Berry Petroleum Company, an independent energy company and the American Petroleum Institute. Mr. Bryant holds a Bachelor of Science in Mechanical Engineering from the University of Nebraska.

        Peter R. Coneway, 66, has been a member of the Board since October 2009 and is a member of our Nominating and Corporate Governance Committee. Mr. Coneway is a Managing Director of Riverstone LLC. Prior to joining Riverstone in March 2009, Mr. Coneway served as United States Ambassador to Switzerland and Liechtenstein from 2006 to 2008. Prior to his ambassadorship, he was a Managing Director at Goldman Sachs & Co., and Head of the Houston office, which he founded in 1975. Having started at Goldman Sachs & Co. in 1969, he was named a General Partner in 1978 and established Goldman Sachs' Equities Sales, Trading and Research Division in Tokyo in 1987. Mr. Coneway holds a B.B.A. from the University of Texas and a Master in Business Administration from Stanford University.

        Michael G. France, 33, has been nominated to be elected to the Board. Mr. France serves as a Director of First Reserve Corporation, a private equity company which invests exclusively in the energy industry, which he joined in 2007. Prior to joining First Reserve, Mr. France was a Vice President in the Natural Resources Group, Investment Banking Division, at Lehman Brothers. Prior to Lehman Brothers, he was a Senior Consultant at Deloitte & Touche. Mr. France also serves on the Board of Crestwood Gas Services GP LLC, general partner of Crestwood Midstream Partners LP. Mr. France holds a B.B.A. in Finance from the University of Texas and an M.B.A. from Jones Graduate School of Management at Rice University.

        Jack E. Golden, 62, has been a member of the Board since January 2010 and is a member of our Compensation Committee. Dr. Golden has well-rounded expertise and experience in the global oil and gas industry. After earning his Ph.D. in Physics, Dr. Golden joined Shell in 1977, later joining BP p.l.c. ("BP") in 1982. He held numerous executive positions in North America, including President of BP's North American E&P business. For much of his last decade with BP, he served as Group Vice President—Exploration and Production. During this period, he was involved with the development and operation of BP's business in North America, Europe, South America, West Africa and Russia. Dr. Golden retired from BP at the beginning of 2006. He is currently Managing Director of Edgewater Energy LLC, a Texas based oil and gas company, and a director of Atwood Oceanics, Inc., an international offshore drilling company. Additionally, Dr. Golden is President of Four Winds Consulting LLC, which served as advisor to the Board from March 2007 until December 2009.

        N. John Lancaster, 42, has been a member of the Board since May 2010 and is Chairman of our Compensation Committee. Mr. Lancaster is currently a Managing Director of Riverstone where he is responsible for managing investments across the energy industry, with a focus on oil services and exploration and production. Prior to joining Riverstone in 2000, Mr. Lancaster was a director with The Beacon Group, LLC., a privately held firm specializing in principal investing and strategic advisory services in the energy and other industries. Prior to joining Beacon, Mr. Lancaster was a Vice President with Credit Suisse First Boston's Natural Resources Group in Houston, Texas. Mr. Lancaster served as a director of Magellan Midstream Partners, L.P. from 2003 until 2007 and currently serves as a director of several private portfolio companies of Riverstone. Mr. Lancaster received his B.B.A. from the University of Texas at Austin and his M.B.A. from Harvard Business School.

        Scott L. Lebovitz, 35, has been nominated to be elected to the Board. Mr. Lebovitz is a managing director in the Merchant Banking Division of Goldman, Sachs & Co. Mr. Lebovitz joined Goldman, Sachs & Co. in 1997 and became a managing director in 2007. He is currently a director of CVR Energy, Inc., EF Energy, LLC and Energy Future Holdings Corp. He received his B.S. in Commerce from the University of Virginia.

        Jon A. Marshall, 59, has been a member of the Board since May 2010 and is a member of our Audit Committee. Mr. Marshall served as President and Chief Operating Officer of Transocean Inc. from November 2007 until May 2008 and was a member of Transocean's Board of Directors from November 2007 until December 2008. Mr. Marshall served as a director and Chief Executive Officer of GlobalSantaFe Corporation from May 2003 until November 2007, when it merged with a subsidiary of Transocean, and served as the Executive Vice President and Chief Operating Officer of GlobalSantaFe from November 2001 until May 2003. From 1998 to November 2001, Mr. Marshall was employed with Global Marine Inc. where he held the same position. Mr. Marshall currently serves as a director of Noble Corporation. Mr. Marshall received his B.S degree from the United States Military Academy.

        Kenneth W. Moore, 41, has been a member of the Board since August 2007. Mr. Moore is a Managing Director of First Reserve Corporation, a private equity company which invests exclusively in the energy industry, which he joined in 2004. Prior to joining First Reserve, Mr. Moore spent four years with Morgan Stanley in New York. Mr. Moore served as a director of Chart Industries, Inc. from October 2005 to November 2007 and Dresser-Rand Group Inc. from October 2004 to May 2007. Mr. Moore holds a B.A. from Tufts University and a Master in Business Administration from the Johnson School of Management at Cornell University.

        Kenneth A. Pontarelli, 40, has been a member of the Board since our inception in November 2005, is Chairman of our Nominating and Corporate Governance Committee and is a member of our Compensation Committee. Mr. Pontarelli is a Managing Director in the Merchant Banking Division of Goldman, Sachs & Co. Mr. Pontarelli joined Goldman, Sachs & Co. in 1992 and became a managing director in 2004 and a partner in 2006. He is a director of Expro International Group Ltd., CCS, Inc., Energy Future Holdings Corp., and Kinder Morgan, Inc. He holds a B.A. from Syracuse University and a Master in Business Administration from Harvard Business School.

        Myles W. Scoggins, 63, has been a member of the Board since March 2010 and is a member of our Audit Committee. In June 2006, Dr. Scoggins was appointed President of the Colorado School of Mines, an engineering and science research university with strong ties to the oil and gas industry. Dr. Scoggins retired in 2004 after a 34-year career with Mobil Corporation and Exxon Mobil Corporation, where he held senior executive positions in the upstream oil and gas business. From 1999 to 2004 he served as Executive Vice President of Exxon Mobil Production Company. Prior to the merger of Mobil and Exxon in late 1999, he was President, International Exploration & Production and Global Exploration, and an officer and member of the executive committee of Mobil Oil Corporation. He currently also serves as a director of QEP Resources, Inc., Trico Marine Services, Inc., and Venoco, Inc. In addition, he is a director of the Colorado Oil and Gas Association and a member of the National Advisory Council of the United States Department of Energy's National Renewable Energy Laboratory. Dr. Scoggins has a Ph.D. in Petroleum Engineering from The University of Tulsa.

        D. Jeff van Steenbergen, 55, has been a member of the Board since our inception in November 2005 and is a member of our Compensation Committee. Mr. van Steenbergen is a co-founding and General Partner of KERN Partners Ltd., an energy sector private equity firm based in Calgary. He has been with this firm since 2001 and serves on the boards of seven of KERN's international and Canadian portfolio companies, including Ember Resources, Inc. Prior to that, Mr. van Steenbergen was a Managing Director and co-head of North American Oil and Gas with JP Morgan and Co., and before that was a Managing Director with a leading Canadian investment banking firm. He has been active in the North American and international energy sector for close to 35 years and has a broad range of experience as a private equity investor, investment banker, and in operating and operations management roles with Mobil Corporation and with Schlumberger. Mr. van Steenbergen holds a Bachelor of Applied Science in Civil Engineering from Queen's University and a Master of Business Administration from Dalhousie University, and attended executive programs at Harvard Business School, Stanford University and INSEAD.

        Martin H. Young, Jr., 58, has been a member of the Board since October 2009 and is Chairman of our Audit Committee. Mr. Young has been the Senior Vice President and Chief Financial Officer of Falcon Seaboard Diversified, Inc. (Falcon) and its predecessor companies, Falcon Seaboard Holdings, L.P. and Falcon Seaboard Resources, Inc., since 1992. Falcon is a private energy company involved in natural gas exploration and production, real estate and private investments. In July 2007, Mr. Young retired as Chairman of the Board (a position he had held for 11 years) and as a member of the Board of the Texas Mutual Insurance Company (a position he had held for 12 years), the largest provider of workers' compensation insurance in the State of Texas. Prior to his employment with Falcon, Mr. Young had 13 years of banking experience, the last ten working for a major California bank as the Vice President/Area Manager for the corporate banking group. Mr. Young currently also serves as Chairman of the board of directors of the Berry Petroleum Company, an independent energy company, a position he has held for six of the past eleven years he has served on Berry Petroleum's board. Mr. Young holds a Bachelor of Business Administration from Duquesne University and a Master of Business Administration from Southern Illinois University.

Information About Members of our Board not standing for Re-election

        In accordance with SEC reporting requirements, information regarding Messrs. Cornell and Murchison, who have each decided not to stand for re-election to the Board at the Annual Meeting, is set forth below:

        Henry Cornell, 54, has been a member of the Board since our inception in November 2005. Mr. Cornell is a managing director of Goldman, Sachs & Co. and the Chief Operating Officer of its Merchant Banking Division, which includes all of the firm's corporate, real estate and infrastructure investment committees. He is a member of all of its global Merchant Banking Investment Committees. Mr. Cornell serves on the boards of directors of First Marblehead Corporation, Kinder Morgan, Inc., USI Holdings Corporation and McJunkin Red Man Corporation. Mr. Cornell is Chairman of The Citizens Committee of New York City, Treasurer and Trustee of the Whitney Museum of American Art, Trustee of Grinnell College, a member of The Council on Foreign Relations, Trustee Emeritus of the Asia Society, Trustee Emeritus of the Japan Society and a member of Sotheby's International Advisory Board. Mr. Cornell joined Goldman Sachs in 1984. Prior to joining Goldman Sachs, Mr. Cornell practiced law with Davis Polk & Wardwell from 1981 to 1984 in New York and London. Mr. Cornell holds a B.A. from Grinnell College and a J.D. from New York Law School.

        J. Hardy Murchison, 39, has been a member of the Board since August 2007. Mr. Murchison serves as a consultant for First Reserve Corporation, a private equity company which invests exclusively in the energy industry. Mr. Murchison was a Managing Director of First Reserve from 2001 through January 2011. Prior to joining First Reserve, he was Vice President of Corporate Development at Range Resources Corporation, an independent oil and gas company. He began his career at Simmons & Company International. Mr. Murchison holds a B.A. from the University of Texas and a Master of Business Administration from Harvard Business School.

2010 Director Compensation

        The following table lists the individuals who served as our directors during 2010. Other than Messrs. Golden, Marshall, Scoggins and Young, none of our directors, including our employee directors, earned any compensation for their services as directors during 2010.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(7)	Total ($)
Gregory A. Beard(1)	—		—	—
Joseph H. Bryant	—		—	—
Peter R. Coneway	—		—	—
Henry Cornell(2)	—		—	—
Jack E. Golden	92,222	(3)	100,262	192,484
N. John Lancaster	—		—	—
Jon A. Marshall	60,822	(4)	76,643	137,465
Kenneth W. Moore	—		—	—
J. Hardy Murchison(2)	—		—	—
Kenneth A. Pontarelli	—		—	—
Myles W. Scoggins	83,836	(5)	93,894	177,730
D. Jeff van Steenbergen	—		—	—
Martin H. Young, Jr.	114,658	(6)	116,780	231,438

(1)
Mr. Beard resigned from the Board on May 12, 2010 in connection with his contemporaneous resignation of employment with Riverstone Holdings LLC (one of our controlling stockholders).

(2)
Messrs. Cornell and Murchison have decided not to stand for re-election to the Board at the Annual Meeting.

(3)
Dr. Golden's annualized retainer for 2010 was $100,000; the amount reported reflects the pro-rated retainer Dr. Golden received for the period from the commencement of his position as our director on January 28, 2010 through December 31, 2010.

(4)
Mr. Marshall's annualized retainer for 2010 was $100,000; the amount reported reflects the pro-rated retainer Mr. Marshall received for the period from the commencement of his position as our director on May 24, 2010 through December 31, 2010. Mr. Marshall elected to receive his entire annual retainer in shares of our common stock.

(5)
Dr. Scoggins' annualized retainer for 2010 was $100,000; the amount reported reflects the pro-rated retainer Dr. Scoggins received for the period from the commencement of his position as our director on March 1, 2010 through December 31, 2010. Dr. Scoggins elected to receive half of his retainer in shares of our common stock on a deferred basis pursuant to the terms of our Non-Employee Directors Deferral Plan.

(6)
On January 28, 2010, Mr. Young received $44,110 as a retainer in recognition of his service to the Board during the period from the commencement of his service on October 22, 2009 though March 31, 2010. $24,658 of the amount set forth in the table reflects the portion of the retainer that relates to the period of his service from January 1, 2010 through March 31, 2010. Beginning April 1, 2010, Mr. Young's annualized retainer is $100,000 for serving on the Board and $20,000 for serving as Chairman of our Audit Committee; the amount reported reflects the pro-rated retainers of $75,000 and $15,000, respectively, that Mr. Young received for the period from April 1, 2010 through December 31, 2010. Mr. Young elected to receive his entire pro-rated retainer ($90,000) in shares of our common stock on a deferred basis pursuant to the terms of our Non-Employee Directors Deferral Plan.

(7)
Represents the aggregate grant date fair value of restricted stock unit awards granted in 2010 computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates. See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of our assumptions in determining the aggregate grant date fair value of these awards. As of December 31, 2010, the aggregate number of restricted stock units issued and outstanding under the Non-Employee Directors Compensation Plan was as follows: Dr. Golden, 13,537; Mr. Marshall, 11,755; Dr. Scoggins, 12,962; and Mr. Young, 14,867. On February 4, 2010, Dr. Golden was awarded 2,034 restricted stock units with a grant date fair value of $25,262 and Mr. Young was awarded 3,364 restricted stock units with a grant date fair value of $41,781. On March 8, 2010, Dr. Scoggins was awarded 1,459 restricted stock unit awards with a grant date fair value of $18,894. On June 1, 2010, Dr. Golden was awarded 11,503 restricted stock units with a grant date fair value of $75,000, Mr. Marshall was awarded 11,755 restricted stock units with a grant date fair value of $76,643, Dr. Scoggins was awarded 11,503 restricted stock unit awards with a grant date fair value of $75,000 and Mr. Young was awarded 11,503 restricted stock unit awards with a grant date fair value of $75,000.

        In fiscal 2010, individuals serving as non-employee directors who were not equity partners or service providers of any of our controlling stockholders received:

  •
  a $100,000 annual retainer (or a pro-rated portion thereof for the year in which the director is elected or appointed to the Board); and

  •
  an annual award of restricted stock units with a fair market value of $75,000 (or a pro-rated portion thereof for the year in which the director is elected or appointed to the Board) pursuant to our Non-Employee Directors Compensation Plan.

        In 2010, the Compensation Committee retained Meridian Compensation Partners, LLC ("Meridian"), a compensation consultant, to review the company's compensation program, including director compensation. Meridian determined that our director compensation was less than that of comparable companies in the oil and gas exploration and production industry. For more information regarding Meridian's review of our comparator companies, see "Compensation Discussion and Analysis—Overview and Objectives." Based on Meridian's review, the Board determined that beginning in fiscal 2011, the annual award of restricted stock units granted to non-employee directors will be increased to a fair market value of $175,000.

        The Chairperson of the Audit Committee receives an additional annual retainer of $20,000. The Chairperson of the Compensation Committee, the Nominating and Corporate Governance Committee and/or any other committee of the Board receives, for his or her service in each such position, an additional annual retainer of $5,000. These additional retainers are available only for such Chairpersons who are non-employee directors and who are not equity partners or service providers of any of our controlling stockholders.

        The retainers are payable at the director's election in cash and/or shares of our common stock. Each award of restricted stock units is granted pursuant to a Restricted Stock Unit Award Notification under our Non-Employee Directors Compensation Plan. The award generally is settled one year after grant in shares of our common stock. Payment with respect to the retainers and restricted stock units may be deferred at the director's election pursuant to the terms of our Non-Employee Directors Deferral Plan.

Vote Required

        Directors will be elected by a plurality of the votes of the shares of capital stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote.

Recommendation

        The Board recommends that stockholders vote "FOR" each of the nominees for director. If not otherwise specified, proxies will be voted "FOR" each of the nominees for director.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has selected Ernst & Young LLP, an independent registered public accounting firm, as independent auditors to audit our financial statements for the year ending December 31, 2011. Inclusion of this proposal in our proxy statement to ratify the appointment of our independent auditors for the year ending December 31, 2011 is not required, but is being submitted as a matter of good corporate practice.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

Fees Paid to Independent Auditors

        The following table presents aggregate fees billed to us for the years ended December 31, 2010 and 2009, for professional services rendered by Ernst & Young LLP, our principal accountant for the audit of our annual financial statements and review of our interim financial statements.

	2010	2009
	($ in thousands)
Audit Fees	$633	$810
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$633	$810

        Audit Fees.    Audit fees consisted of fees billed by Ernst & Young LLP for professional services rendered in connection with the audit and quarterly reviews of our consolidated financial statements.

        There were no Audit-Related Fees, Tax Fees or Other Fees billed to us for the years ended December 31, 2010 and 2009.

Pre-Approval Policies and Procedures

        Our Audit Committee has established procedures for pre-approval of audit and non-audit services as set forth in the Audit Committee charter. The Audit Committee pre-approves all services performed by Ernst & Young LLP and discloses such fees above. The Audit Committee considers whether the provision of the services disclosed above is compatible with maintaining Ernst & Young LLP's independence.

Vote Required

        The affirmative vote of the majority of the votes cast affirmatively or negatively at the Annual Meeting at which a quorum is present and entitled to vote is required to approve Proposal 2.

Recommendation

        The Board recommends that stockholders vote "FOR" Proposal 2: The ratification of Appointment of Independent Auditors. If not otherwise specified, proxies will be voted "FOR" Proposal 2.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to provide an advisory shareholder vote to approve the compensation of our named executive officers, as such compensation is disclosed pursuant to the disclosure rules of the SEC. Accordingly, we are is providing our stockholders with the opportunity to cast an advisory vote on the fiscal 2010 compensation of our named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.

        Stockholders are being asked to vote on the following resolution:

        "RESOLVED, that the stockholders approve the compensation of the Company's executive officers named in the Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures)."

        Please refer to the section entitled "Executive Compensation" of this proxy statement for a detailed discussion of our executive compensation principles and practices and the fiscal 2010 compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation principles and practices and the fiscal 2010 compensation of our named executive officers.

        To help ensure that all shareholder views are well understood by the Board, we also encourage stockholders to use any of a number of direct communication mechanisms to effectively raise specific issues or concerns with regard to our executive compensation principles and practices.

Vote Required

        Although, as an advisory vote, this proposal is not binding upon us or the Board, the Compensation Committee, which is responsible for recommending to the full Board the amount and form of compensation to be paid to our executive officers, will carefully consider the stockholder vote on this matter, along with all other expressions of stockholder views it receives on specific policies and desirable actions. The affirmative vote of the majority of the votes cast affirmatively or negatively at the Annual Meeting at which a quorum is present and entitled to vote is required to approve Proposal 3.

Recommendation

        The Board recommends that stockholders vote "FOR" Proposal 3: Advisory vote on executive compensation to approve the compensation of our named executive officers as disclosed in this proxy statement. If not otherwise specified, proxies will be voted "FOR" Proposal 3.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES

        The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to provide an advisory stockholder vote to determine how often to present the advisory stockholder vote to approve the compensation of our named executive officers (the "say-on-pay vote"). We must solicit your advisory vote on whether to have the say-on-pay vote every one, two or three years.

        Accordingly, we are providing our shareholders with the opportunity to cast an advisory vote as to the appropriate frequency for the say-on-pay vote. Stockholders may vote as to whether the say-on-pay vote should occur every one, two or three years, or may abstain from voting on the matter.

        Our executive compensation program is administered by the Compensation Committee, which is responsible for recommending to the full Board the amount and form of compensation to be paid to our executive officers. Compensation decisions are complex and, with respect to our named executive officers, are disclosed in our proxy statement pursuant to the disclosure rules of the SEC. We value the opinion of our stockholders and encourage communication regarding our executive compensation policies and practices. We believe that an annual vote will provide stockholders the ability to express their views on the executive compensation policies.

Vote Required

        Although, as an advisory vote, this proposal is not binding upon us or the Board, the Compensation Committee will carefully consider the stockholder vote on this matter, along with all other expressions of stockholder views it receives on this matter. The affirmative vote of the majority of the votes cast affirmatively or negatively at the Annual Meeting at which a quorum is present and entitled to vote is required to approve Proposal 4.

Recommendation

        While you have the opportunity to vote for every one, two or three years, or abstain from voting on the frequency of say-on-pay votes, the Board recommends that you vote "ONE YEAR" regarding Proposal 4: Advisory vote on the frequency of executive compensation advisory votes. If not otherwise specified, proxies will be voted "ONE YEAR" regarding Proposal 4.

        Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and Compensation Committee Report shall not be deemed to be "Soliciting Material," are not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board consists of three non-employee independent directors, Mr. Martin H. Young, Jr., Mr. Jon A. Marshall and Dr. Myles W. Scoggins. The Audit Committee is a separately designated standing committee of the Board established in accordance with section 3(a)(58)(A) of the Exchange Act and operates under a written charter initially approved by the Board on October 22, 2009, which is reviewed annually.

        Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee is responsible for monitoring (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, and (3) the independence and performance of our auditors.

        The Audit Committee has reviewed and discussed with our management and the independent accountants the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 114, The Auditor's Communication With Those Charged With Governance.

        Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm's independence.

        Based on the Audit Committee's discussion with management and the independent accountants, and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

AUDIT COMMITTEE
Martin H. Young, Jr., Chairman Jon A. Marshall Myles W. Scoggins

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

        This Compensation Discussion and Analysis describes the objectives and elements of our compensation program in 2010 for Messrs. Bryant, Wilkirson, Farnsworth, Painter and Whitfield, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, respectively, each of whom are included in the Compensation Tables that follow. Mr. Gray, our former Chief Financial Officer, who resigned his employment with us in 2010, is also included in the Compensation Tables. We refer to these individuals as our "Named Executive Officers" or "NEOs". This section should be read together with the Compensation Tables, which disclose the compensation awarded to, earned by or paid to, our NEOs in or with respect to 2010, 2009, and 2008.

Overview and Objectives

        As we are a young company in the oil and gas exploration and production industry, our operations have to date centered on identifying prospects that may contain oil or gas, acquiring the rights to explore and develop them, commencing drilling, and preparing for our production phase. We have accomplished this with a small team of management individuals with significant industry experience. We have designed our compensation program to attract and retain these highly experienced individuals, who have competing opportunities at more established companies, as well as to motivate and reward these individuals for the successful launch of the company's business.

        We accomplished these objectives primarily by granting the management team ownership interests in our company, in addition to base salaries and annual cash bonuses. Each executive's compensation package was individually negotiated at the time of his hire and, generally, cash salaries and annual bonuses were established at industry-competitive levels. The ownership interests function as long term incentive compensation, with a substantial return prospect commensurate with the high risk profile of our start-up status. In conjunction with our IPO at the end of 2009, and our recapitalization from a partnership to a corporation, management's ownership interests were converted into shares of our common stock or awards of restricted stock made under the Cobalt International Energy, Inc. Long Term Incentive Plan, or Incentive Plan. See "Elements of Compensation—Long Term Incentive (Equity) Compensation."

        We expect that, as our company continues to mature and our management and executive ranks expand, our compensation program will become more conventional, and will more closely resemble a market-based compensation program, in which we will compare our programs and compensation levels to other companies in our industry.

Compensation Process

        The Compensation Committee is responsible for reviewing and recommending to the Board the compensation of our Chief Executive Officer and our other executive officers. In reviewing and recommending to the Board executive officer compensation, the Compensation Committee (i) identifies corporate goals and objectives relevant to executive officer compensation, (ii) evaluates each executive officer's performance in light of such goals and objectives and (iii) reviews and recommends any long-term incentive components. As part of its review of executive compensation, the Compensation Committee reviews the recommendations of the Chief Executive Officer. In 2010, the Compensation Committee met seven times. The Board then deliberates on the Compensation Committee's recommendations and ultimately sets executive officer compensation.

        To assist in this process, the Compensation Committee retained Meridian in 2010 to review the company's compensation program, including the design of the program, each element of compensation under the program and the total target compensation for each executive and key employee. Although the Compensation Committee reviewed the compensation for the comparator companies listed below, the Compensation Committee, with the advice of Meridian, concluded that although these companies all compete with us in segments of their businesses, because these companies are either larger and more established than us or do not have employee roles that would offer comparable matches to the employee roles at Cobalt, we do not have a reference group of comparator firms for purposes of traditional benchmarking and percentile targeting. The comparator company review, however, was helpful in informing the design and performance metrics associated with our performance-based compensation. The companies included in the comparator review included: Anadarko Petroleum Corporation, Apache Corporation, Chevron Corporation, ConocoPhillips, EOG Resources, Inc., Hess Corporation, Marathon Oil Corporation, Murphy Oil Corporation, Newfield Exploration Company, Noble Energy, Inc. and Plains Exploration & Production Company. Other than the Compensation Committee's engagement of Meridian to review our compensation program as described in this Compensation Discussion & Analysis and our discussion under "2010 Direction Compensation," Meridian did not provide any additional services to us.

Elements of Compensation

        Since our inception, our compensation package has consisted of base salaries, annual cash bonuses and long term incentive compensation. We expect that these elements will remain the elements of our compensation program going forward, although the relative proportions of each element, and the specific plan and award designs, will continue to evolve as we become a more established enterprise.

        Base Salary.    Base salary is the fixed component of our compensation program, which provides stable income for our management team. In light of the increase in base salaries awarded to our management team in 2009, which raised base salaries to a level that was more consistent with industry standards and reflected the increased responsibilities of our executives, base salaries in 2010 either stayed flat, as was the case for our Chief Executive Officer, Mr. Bryant, and for our former Chief Financial Officer, Mr. Gray, while he was employed with us, or included an increase in 2010 for our other NEOs as follows: Mr. Wilkirson (from $400,000 to $420,000), Mr. Farnsworth (from $475,000 to $525,000), Mr. Painter (from $600,000 to $630,000) and Mr. Whitfield (from $500,000 to $551,500). Such increases were a result of the individual executives' efforts throughout 2009 and in light of the IPO, among other factors. In recognition of Mr. Wilkirson's promotion to the position of Chief Financial Officer and Executive Vice President, the Compensation Committee increased Mr. Wilkirson's annualized base salary by an additional $30,000 to $450,000.

        Annual Bonus.    Our annual incentive plan focuses key executives on achievement of the near-term objectives of our current business plan. Each year, our Compensation Committee, in consultation with Meridian and our Chief Executive Officer, establishes key performance indicators for that year. The performance indicators are derived from our strategic and business growth plan. The table below sets forth our key performance indicators, including corresponding milestones and their respective weightings for each indicator established by our Compensation Committee, in consultation with Meridian and our Chief Executive Officer, for 2010, as well as the Compensation Committee approved 2010 results and payments. Although there were no pre-established milestones and weightings for Health, Safety, Security and Environment ("HSSE") performance, the Compensation Committee retained discretion to increase or decrease the payments, as determined by the performance with respect to the other indicators, to reflect HSSE performance.

Performance Indicator	Target Milestone	Stretch Milestone	Target Weighting	Stretch Weighting	Approved Results	Approved Payout
Drilling Commenced on Plan Exploration Wells	3 Wells	4 Wells	20%	25%	< 3 Wells	0%
Commercial Discoveries	2 Discoveries	3 Discoveries	25%	31.25%	< 2 Discoveries	0%
Appraisal Well Success	1 Success	2 Successes	15%	18.75%	< 1 Success	0%
West Africa—Gold Dust Prospect*	Drill Ready and Contracted Rig	Spud by year end 2010	15%	18.75%	Drill Ready and Contracted Rig	15%
Cash Management**	$1,090 million	$1,150 million	25%	31.25%	> $1,150 million	31.25%
HSSE Performance	Comparable to industry safety and environmental performance	No issues—safety or environmental	N/A	N/A	Comparable to industry safety and environmental performance	3.75%
Total	—	—	100%	125%	—	50%

*
Renamed Bicuar.

**
Consists of balances of 2010 year end cash, cash equivalents and short-term investments.

        Each NEO was eligible for a 2010 target bonus amount equal to 100% of his 2010 base salary. As shown above, the Compensation Committee, in consultation with Meridian and our Chief Executive Officer, determined that for 2010 the key performance indicators were achieved at levels that allowed for an approved payout of 50% of each NEO's respective target bonus amount. The Compensation Committee determined that challenges to the industry in 2010 that resulted from the government's moratorium on oil and gas drilling in the Gulf of Mexico significantly affected Cobalt's ability to achieve its 2010 key performance indicators. The Compensation Committee determined that Cobalt's management team responded exceptionally well to these unforeseeable challenges to the industry. As part of this determination, the Compensation Committee noted the success that Cobalt's management team had in negotiating a special reduced standby rate with respect to the Ensco 8503 drilling rig and pursuing options to farmout the Ensco 8503 drilling rig as well as coordinating the massive effort to respond to the additional permitting and other regulations and requirements put in place to operate in the U.S. Gulf of Mexico. As a result, the Compensation Committee awarded each NEO (other than Mr. Gray) a supplemental cash bonus for 2010 under the annual incentive plan in an amount equal to 20% of the NEO's 2010 base salary and a supplemental grant of restricted stock under the Incentive Plan with a grant date value equal to 20% of his 2010 base salary. See "Elements of Compensation—Long Term Incentive (Equity) Compensation." Annual bonuses with respect to the 2010 fiscal year under the annual incentive plan were calculated and paid in December 2010.

        In December 2010, the Compensation Committee recommended and the Board approved reductions in the target bonus amount of each of NEO (other than the Chief Executive Officer) from 100% of base salary to 75% of base salary beginning with the 2011 performance year. This reduction was a result of a market-based review of compensation practices. The original target bonus amount of 100% of base salary had been adopted prior to the IPO and in light of lower base salaries at the time.

  Long Term Incentive (Equity) Compensation.

        Prior to the IPO, significant equity awards were granted to each NEO to align their incentives with the interests of the owners of our business. These awards were converted into shares of common stock in connection with the IPO. Since the IPO, we have started to make annual market-based grants of equity to each NEO similar to the practices of established public companies. Our NEOs and other key executives are heavily invested in our equity, which we believe aligns their interests with those of our shareholders.

        Our first annual grant of equity as a public company occurred in December 2010. In recognition of our NEOs' performance in light of industry challenges, the Compensation Committee awarded each of our NEOs (other than Mr. Gray) a grant of restricted stock under the Incentive Plan with a grant date value equal to 20% of the NEO's 2010 base salary. Further, with the goal of preserving our company's cash in 2011, the Compensation Committee granted to each NEO an additional non-recurring award of restricted stock under the Incentive Plan with a grant date value equal to 10% of the NEO's 2010 base salary. The Compensation Committee determined that this additional grant of restricted stock in 2010 to our NEOs and our other executives would be in lieu of a market-based increase in base salary for 2011.

        In addition to the 2010 awards of restricted stock, acting on Meridian's recommendation and based on input received from our Chief Executive Officer with respect to compensation awarded to employees other than himself, the Compensation Committee awarded our NEOs (other than Mr. Gray) service-vesting stock options that vest in four equal annual installments and service- and performance-vesting restricted stock units that vest based on the number of successful wells drilled during 2011, 2012 and 2013. The restricted stock units are subject to a threshold performance condition such that no shares will be issued with respect to the units unless at least 20% of the wells spud during the three-year performance period are successful wells. Each NEO (other than Mr. Gray) received a mix of 75% stock options and 25% performance-vesting restricted stock units, in each case, as determined based on the grant date value of the awards. The Compensation Committee believes that this mix of option and restricted stock unit awards provides balance and significant alignment with stockholders through stock price performance and the achievement of successful drilling results. In addition, the grant of these stock options and restricted stock units (other than the grants to Mr. Bryant) were conditioned upon the NEO's agreement to reduce his target annual bonus amount for 2011 from 100% of his base salary to 75% of his base salary. Awards of restricted stock and restricted stock units provide for the payment of dividends and dividend equivalents, if any, respectively, on a deferred basis subject to the vesting of the underlying shares.

        In addition, in connection with his promotion to the position of Chief Financial Officer and Executive Vice President in 2010, Mr. Wilkirson received a special supplemental award of 60,000 shares of restricted stock. All of the 2010 awards of restricted stock are subject to both service- and performance-vesting conditions. For information regarding the Incentive Plan and the 2010 long-term equity incentive awards, see the "2010 Grants of Plan-Based Awards" table and "Potential Payments Upon Termination or Change-in-Control".

        Other Benefits.    We offer all of our employees a 401(k) savings plan (without company matching) and group health and life insurance. Our NEOs participate in these programs on the same basis as all employees. We do not offer other welfare or fringe benefits or perquisites to our NEOs.

  Our Compensation Policies and Practices and Risk Management.

        Our management team has reviewed our compensation policies and practices for all of our employees with our Compensation Committee. The Compensation Committee has determined, based on this review, that our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Compensation Committee Report

        The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

                      COMPENSATION COMMITTEE

                      N. John Lancaster, Chairman
                      Jack E. Golden
                      Jon A. Marshall
                      Kenneth A. Pontarelli
                      D. Jeff van Steenbergen

2010 Summary Compensation Table

        The following table summarizes the compensation of our NEOs for 2010. Our NEOs are our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer and our three other most highly compensated executive officers as determined by their total compensation for 2010 set forth in the table below.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Joseph H. Bryant	2010	1,000,000	200,000	276,639		1,552,587	500,000	—	3,529,226
Chairman & Chief	2009	1,000,000	1,000,000	13,339,526		—	1,000,000	31,113	16,370,639
Executive Officer	2008	412,000	—	—		—	365,650	29,527	807,177
John P. Wilkirson*	2010	436,250	87,250	121,935		349,328	218,125	—	1,212,888
Chief Financial Officer	2009	400,000	—	844,345		—	400,000	14,700	1,659,045
	2008	350,000	—	—		—	155,313	30,906	536,219
James W. Farnsworth	2010	525,000	105,000	145,229		611,327	262,500	—	1,649,056
Chief Exploration	2009	475,000	—	5,222,192		—	475,000	30,233	6,202,425
Officer	2008	360,500	—	—		—	319,944	29,760	710,204
James H. Painter	2010	630,000	126,000	174,288		611,327	315,000	—	1,856,615
EVP, Gulf of Mexico	2009	600,000	—	5,222,192		—	600,000	30,420	6,452,612
	2008	360,500	—	—		—	319,944	29,760	710,204
Van P. Whitfield(6)	2010	551,500	110,300	152,562		642,188	275,750	—	1,732,300
EVP, Operations &
Development
Rodney L. Gray*(6)	2010	234,848	—	—		—	—	400,000	634,848
Former Chief Financial	2009	291,667	—	8,515,503	**	—	291,667	6,250	9,105,087
Officer

*
Effective as of June 18, 2010, Mr. Gray resigned from his employment with Cobalt and Mr. Wilkirson became our Chief Financial Officer.

**
Mr. Gray forfeited $7,908,003 of his restricted stock awards in connection with his resignation.

(1)
The amounts reported for Messrs. Bryant, Wilkirson, Farnsworth, Painter and Whitfield are the salaries that each received for the entire year. Mr. Gray's annualized base salary for 2010 was $500,000; the amount reported in the table for 2010 is the salary that he received from January 1, 2010 through his resignation effective June 18, 2010. Mr. Gray's annualized base salary for 2009 was $500,000; the amount reported in the table for 2009 is the salary that he received from the commencement of his employment with Cobalt on June 1, 2009 through December 31, 2009.

(2)
Each of our NEOs received a supplemental cash bonus for 2010 in an amount equal to 20% of his 2010 base salary (other than Mr. Gray. For additional information on these bonuses, see "Compensation Discussion and Analysis—Annual Bonus."

(3)
Represents the aggregate grant date fair value of restricted stock, restricted stock unit and stock option awards granted in the relevant fiscal year computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates. See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of our assumptions in determining the aggregate grant date fair value of these awards.

Assuming achievement of the highest level of performance conditions, the amounts reflected in the "Stock Awards" column for 2010 would be as follows: Mr. Bryant, $999,984; Mr. Wilkirson, $224,996; Mr. Farnsworth, $393,744; Mr. Painter, $393,744; and Mr. Whitfield, $413,614.

(4)
The amounts reported are the annual bonuses for performance in the relevant fiscal year that the NEOs received in December of such year pursuant to our annual incentive plan, based upon achievement of the applicable key performance indicators. For additional information on these bonuses, see "Compensation Discussion and Analysis—Annual Bonus."

(5)
The amount reported for Mr. Gray for 2010 is the lump sum cash separation payment that he received following his resignation under his separation agreement. His separation agreement also provided for his retention of 45,000 shares of restricted stock that he otherwise would have forfeited on his resignation. These shares remain subject to performance vesting conditions. For additional information, see "Potential Payments Upon Termination or Change-in-Control".

(6)
Mr. Whitfield was not an NEO in 2009 or 2008 and, therefore, his compensation is not disclosed for those years. Mr. Gray was not an NEO in 2008 and, therefore, his compensation is not disclosed for 2008.

2010 Grants of Plan-Based Awards

        The following table sets forth information regarding the non-equity and equity incentive plan awards granted to our NEOs in 2010.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)(2)
				Estimated Future Payouts Under Equity Incentive Plan Awards					Grant Date Fair Value of Stock and Option Awards ($)(3)
								Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date		Target ($)(1)	Threshold (#)	Target (#)	Maximum (#)
Joseph H. Bryant			1,000,000
	12/3/10						229,007	12.45	1,552,587
	12/3/10	(4)			22,220				276,639
	12/3/10	(5)		10,040	40,160	80,320			0
John P. Wilkirson			436,250
	12/3/10						51,526	12.45	349,328
	12/3/10	(4)			9,794				121,935
	12/3/10	(5)		2,259	9,036	18,072			0
James W. Farnsworth			525,000
	12/3/10						90,171	12.45	611,327
	12/3/10	(4)			11,665				145,229
	12/3/10	(5)		3,953	15,813	31,626			0
James H. Painter			630,000
	12/3/10						90,171	12.45	611,327
	12/3/10	(4)			13,999				174,288
	12/3/10	(5)		3,953	15,813	31,626			0
Van P. Whitfield			551,500
	12/3/10						94,723	12.45	642,188
	12/3/10	(4)			12,254				152,562
	12/3/10	(5)		4,153	16,611	33,222			0
Rodney L. Gray	—		—	—	—	—	—	—	—

(1)
Reflects the target amounts payable to our NEOs for performance in 2010 under our annual incentive plan. There were no threshold or maximum amounts payable under the plan; however, our Compensation Committee retained discretion to increase or decrease the target amounts to reflect performance with respect to the "Health, Safety, Security and Environment" performance indicator. For additional information on these bonuses, see "Compensation Discussion and Analysis—Annual Bonus" and the "Non-Equity Incentive Plan Compensation" column of the "2010 Summary Compensation Table".

(2)
These stock options are scheduled to vest 25% on each of December 31, 2011, December 31, 2012, December 31, 2013 and December 31, 2014. For additional information on these awards, see "Compensation Discussion and Analysis—Long Term (Equity) Compensation" and the "Option Awards" column of the "2010 Summary Compensation Table".

(3)
Represents the aggregate grant date fair value of restricted stock, restricted stock unit and stock option awards granted in 2010 computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates (see the "Stock Awards" and "Option Awards" columns of the "2010 Summary Compensation Table"). With respect to the grant of performance-vesting restricted stock units, based on the probable outcome of achievement of the performance conditions, the grant date fair value computed in accordance with FASB ASC Topic 718 is $0.

(4)
These restricted stock awards generally will vest in full on December 21, 2014, if a specified value condition is met on that date, or else will be forfeited in their entirety. To meet this value condition, the average of the volume weighted average price of a share of our common stock for each trading day during the 90-day period ending on

  December 20, 2014 must equal or exceed $13.50. These awards are subject to accelerated vesting under specified circumstances (see "Potential Payments Upon Termination or Change-in-Control").

(5)
These restricted stock unit awards generally will vest on December 31, 2013 based on continued employment through such date and the achievement of specified performance criteria. For any of the restricted stock units to vest, at least 20% of the wells spud between January 1, 2011 and December 31, 2013 must be successful wells. If this threshold is achieved, then the number of shares of our common stock that will be issued to the NEOs in respect of their awards will depend on the number of successful wells drilled during 2011, 2012 and 2013. For additional information on these awards, see "Compensation Discussion and Analysis—Long Term (Equity) Compensation" and the "Stock Awards" column of the "2010 Summary Compensation Table".

Employment and Severance Agreements

        In connection with our IPO, we entered into an employment agreement with each of Messrs. Bryant, Painter, Farnsworth and Gray and a severance agreement with each of Messrs. Wilkirson and Whitfield. The following is a summary of certain of the material terms of these agreements. In connection with Mr. Gray's resignation effective June 18, 2010, we entered into a separation agreement with him which supersedes these terms of his employment agreement. For a summary of the provisions in these agreements that relate to specified terminations of employment or a change in control, and a summary of Mr. Gray's separation agreement, see "Potential Payments Upon Termination or Change-in-Control".

        Terms.    The agreements with Messrs. Bryant, Painter, Farnsworth and Wilkirson have five-year terms, and the agreement with Mr. Whitfield has a 2.5-year term. These lengths correspond to the respective lengths of the share transfer restrictions applicable to the NEOs, as described below. Mr. Gray's employment agreement had a five-year term, which terminated early upon his resignation.

        Base Salary, Annual Bonus and Benefits.    The employment agreement with each of Messrs. Bryant, Farnsworth and Painter and former executive Mr. Gray specifies the terms of his base salary, annual bonus opportunity and entitlement to benefits, expense reimbursement, paid vacation and sick leave; the severance agreements with Messrs. Wilkirson and Whitfield do not specify such terms. Each employment agreement provides for a base salary that may be increased (but not decreased) at the discretion of the Board; the initial base salaries, which became effective as of January 1, 2010, are specified as follows: Mr. Bryant $1,000,000; Mr. Gray $500,000; Mr. Farnsworth $525,000 and Mr. Painter $630,000. Each employment agreement provides that the executive is eligible to receive an annual bonus, based on the attainment of performance criteria determined by the Board, in a target annual amount equal to 100% of his base salary.

        IPO Equity Grants.    The employment and severance agreements provided for the grant to each NEO, immediately prior to the closing of our IPO, of Class C and/or Class D units. These units, which were converted in connection with our IPO into restricted shares of our common stock granted under the Incentive Plan and individual award agreements, were granted in exchange for each NEO's agreement to be bound by the share transfer restrictions described below. For additional information regarding these IPO equity grants, see the narrative following the "Potential Payments Upon Termination or a Change-in-Control" table.

        Transfer Restrictions.    Each employment and severance agreement contains restrictions on the NEO's ability to transfer the shares of our common stock that he received in connection with our corporate reorganization in respect of his Class A and Class B units. These transfer restrictions operate independently from the transfer restrictions contained in the restricted stock award agreements that govern the terms of the shares of our common stock that Mr. Wilkirson received in respect of his Class B units. The number of shares that are subject to the transfer restrictions in the employment and severance agreements are determined by a formula based on the class of partnership interest from which the shares were converted in connection with our corporate reorganization and the proportions of sales of our common stock transacted by our controlling stockholders following the closing of our IPO. The formula ensures that a substantial portion of our NEOs' shareholdings cannot be sold for five years following the closing of our IPO. The restricted period will end early in the event of:

  •
  termination of the NEO's employment other than by us for "cause" (see definition in the narrative following the table in the "Potential Payments Upon Termination or Change-in-Control" section);

  •
  the sale by our controlling stockholders of a number of shares of our common stock equal to the number of shares that they held immediately after the closing of our IPO; or

  •
  a "change-in-control" (see definition in the narrative following the table in the "Potential Payments Upon Termination or Change-in-Control" section), subject to specified exceptions described in footnote 4 to the table in the "Potential Payments Upon Termination or Change-in-Control" section.

In 2010, to help retain our management team during what proved to be a challenging year for us for reasons including the U.S. government's moratorium on oil and gas drilling in the deep waters of the U.S. Gulf of Mexico, we amended the employment and severance agreements to decrease by 20% the percentage of each senior executive's shares that are subject to the transfer restrictions. We did not reduce the length of the restriction period.

Upon his resignation effective June 18, 2010, Mr. Gray's shares were released from the transfer restrictions. On November 10, 2010, we amended each of the employment and severance agreements (other than Mr. Gray's employment agreement, as he resigned from his employment before the amendments) to decrease the number of shares subject to the transfer restrictions by 20%. For additional information on these amendments, see "Compensation Discussion and Analysis—Overview and Objectives".

Outstanding Equity Awards at 2010 Fiscal Year-End

        The following table sets forth information regarding the unexercisable stock options and the unvested restricted stock and restricted stock units held by our NEOs as of December 31, 2010. None of our NEOs holds exercisable stock options.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Joseph H. Bryant	229,007	12.45	12/3/2020	462,580	5,648,102	557,793	6,810,653
John P. Wilkirson	51,526	12.45	12/3/2020	120,548	1,471,891	51,468	628,424
James W. Farnsworth	90,171	12.45	12/3/2020	150,339	1,835,639	252,108	3,078,242
James H. Painter	90,171	12.45	12/3/2020	150,339	1,835,639	254,442	3,106,740
Van P. Whitfield	94,723	12.45	12/3/2020	237,072	2,894,649	16,407	200,326
Rodney L. Gray(5)	—	—	—	—	—	45,000	549,450

(1)
These stock options are scheduled to vest 25% on each of December 31, 2011, December 31, 2012, December 31, 2013 and December 31, 2014.

(2)
Immediately prior to our IPO, we granted unvested Class B and/or Class C units to each of our NEOs, which were converted in connection with our IPO on December 21, 2009 into restricted shares of our common stock with service-vesting conditions. These restricted shares are scheduled to vest on December 21, 2014, except for 97,149 restricted shares held by Mr. Wilkirson which are scheduled to vest on October 29, 2011.

(3)
The market value of the unvested restricted stock and restricted stock units was calculated by multiplying the number of shares underlying the awards by $12.21, which was the closing price of a share of our common stock on December 31, 2010.

(4)
Immediately prior to our IPO, we granted unvested Class D units to each of our NEOs, which were converted in connection with our IPO on December 21, 2009 into restricted shares of our common stock with service and performance-vesting conditions. These restricted stock awards generally will vest in full on December 21, 2014, if a specified value condition is met.

Each NEO (other than Mr. Gray) was awarded restricted stock and restricted stock units in December 2010, which are subject to both service and performance conditions. In accordance with SEC rules, this column reflects the number of shares underlying the restricted stock units that each NEO will receive if threshold performance is met. These restricted stock awards generally will vest in full on December 21, 2014, if a specified value condition is met, and these restricted stock unit awards generally will vest on December 31, 2013, if specified performance criteria are achieved. For more information regarding these restricted stock unit awards, including the threshold, target and maximum payouts under these awards, see the "2010 Grants of Plan-Based Awards Table".

(5)
In connection with Mr. Gray's resignation effective June 18, 2010, Mr. Gray retained 45,000 shares of restricted stock that he otherwise would have forfeited on his resignation. These shares remain subject to performance vesting conditions.

2010 Option Exercises and Stock Vested

        The following table sets forth information regarding shares of restricted stock held by Mr. Wilkirson that vested on October 29, 2010. None of our other NEOs acquired shares in 2010 based on the vesting of stock awards or the exercise of stock options.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Joseph H. Bryant	—	—
John P. Wilkirson	146,128	1,351,684
James W. Farnsworth	—	—
James H. Painter	—	—
Van P. Whitfield	—	—
Rodney L. Gray(2)	—	—

(1)
The value realized was calculated by multiplying the number of restricted shares that vested by $9.25, which was the closing price of a share of our common stock on the vesting date of October 29, 2010.

(2)
In connection with Mr. Gray's resignation effective June 18, 2010, Mr. Gray retained 45,000 shares of restricted stock that he otherwise would have forfeited on his resignation. These shares remain subject to performance-vesting conditions. For more information, see the "Outstanding Equity Awards at 2010 Fiscal Year-End Table".

2010 Pension Benefits

        We do not maintain any defined benefit pension plans.

2010 Nonqualified Deferred Compensation

Name and Principal Position	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Joseph H. Bryant	—	—	(118,783)	—	889,783
John P. Wilkirson	—	—	—	—	—
James W. Farnsworth	—	—	(14,082)	—	105,483
James H. Painter	—	—	(28,430)	—	212,969
Van P. Whitfield	—	—	(31,027)	—	378,840
Rodney L. Gray	—	—	—	108,312	—

(1)
Deferrals under the plan were not permitted for 2010.

(2)
Amounts deferred were deemed to be invested in shares of our common stock following our IPO. The aggregate earnings reflect the decrease in the price of a share of our common stock from December 31, 2009 ($13.84) to December 31, 2010 ($12.21). These amounts are not reported in the 2010 Summary Compensation Table.

(3)
The deferred amounts generally will be distributed to the NEOs in January 2012 in shares of our common stock but are subject to accelerated distribution under specified circumstances. Pursuant to the terms of our Deferred Compensation Plan, as a result of his resignation, Mr. Gray's 13,833 deferred shares were distributed to him as of December 18, 2010. Distribution of Mr. Gray's shares was delayed six months to comply with Section 409A of the Internal Revenue Code. The value of Mr. Gray's distribution was calculated by multiplying the 13,833 shares by $7.83, which was the closing price of a share of our common stock on his resignation date of June 18, 2010.

(4)
Includes salary and bonus previously reported in the Summary Compensation Table in respect of 2009 ($2,000,000 for Mr. Bryant, $950,000 for Mr. Farnsworth, $1,200,000 for Mr. Painter and $1,050,000 for Mr. Whitfield).

Potential Payments Upon Termination or Change in Control

        The following table and narrative quantify and describe the payments and benefits to which each of Messrs. Bryant, Wilkirson, Farnsworth, Painter and Whitfield would have been entitled had his employment terminated under specified circumstances or had we undergone a change in control, in each case on December 31, 2010. The amounts set forth in the "Accelerated Vesting of Equity" column of this table are based on the $12.21 closing price of a share of our common stock on December 31, 2010. For a summary of the payments and benefits provided to Mr. Gray in connection with his resignation of employment effective June 18, 2010, see below under "Mr. Gray—Separation Agreement".

Name	Salary ($)(1)	Pro Rata Bonus ($)(2)	Health Benefits Continuation ($)(3)	Accelerated Vesting of Equity ($)(4)	Total ($)
Joseph H. Bryant
For Cause or Without Good Reason	—	—	—	—	—
Death or Disability	—	—	—	5,648,102	5,648,102
Without Cause or for Good Reason	—	—	30,024	—	30,024
Change in Control	—	—	—	6,138,455	6,138,455
John P. Wilkirson
For Cause or Without Good Reason	—	—	—	—	—
Death or Disability	—	—	—	1,471,891	1,471,891
Without Cause or for Good Reason	—	—	30,024	—	30,024
Change in Control	—	—	—	1,582,221	1,582,221
James W. Farnsworth
For Cause or Without Good Reason	—	—	—	—	—
Death or Disability	—	—	—	1,835,639	1,835,639
Without Cause or for Good Reason	—	—	—	—	—
Change in Control	—	—	—	2,028,716	2,028,716
James H. Painter
For Cause or Without Good Reason	—	—	—	—	—
Death or Disability	—	—	—	1,835,639	1,835,639
Without Cause or for Good Reason	—	—	7,578	—	7,578
Change in Control	—	—	—	2,028,716	2,028,716
Van P. Whitfield
For Cause or Without Good Reason	—	—	—	—	—
Death or Disability	—	—	—	2,894,649	2,894,649
Without Cause or for Good Reason	—	—	—	—	—
Change in Control	—	—	—	3,097,469	3,097,469

(1)
Each NEO's employment or severance agreement provides for a cash severance payment on termination of the NEO's employment by us without "cause" or by him for "good reason" (see the definitions of such terms in the narrative below). In the case of Mr. Bryant, the amount of this payment is equal to the remaining portion of his annualized base salary for the year in which his termination occurs plus two times his annualized base salary for each remaining full calendar year of his five-year agreement plus two times the pro rata portion of his annualized base salary for the period during the last year of his agreement starting with January 1 and ending on the agreement expiration date. In the case of each of Messrs. Farnsworth and Painter, the amount of this payment is equal to 100% of his annualized base salary, and in the case of each of Messrs. Whitfield and Wilkirson, the amount of this payment is equal to 50% of his annualized base salary. In each case, however, the amount of this payment, when added to the amount of any pro rata bonus paid on such termination (see footnote 2), is reduced by the value (at the time of termination) of the restricted shares of our common stock that the NEO received under the Incentive Plan in connection with our IPO and that are held by the NEO, except to the extent that such restricted shares would be forfeited on termination. Because the value of such shares held by each of our NEOs as of December 31, 2010 exceeded the amount of such cash severance, none of our NEOs would have received any cash severance had his employment been terminated by us without cause or by him for good reason on such date.

(2)
Each NEO's employment or severance agreement provides for a pro rata bonus payment upon termination of his employment due to death or "disability" (see the definition of such term in the narrative below), by us without cause or by him for good reason. As each of our NEOs received his 2010 bonus on December 3, 2010 (see the "Bonus" and "Non-Equity Incentive Plan" columns of the "2010 Summary Compensation Table"), he would not have received any additional amount in respect of the pro rata bonus portion of his severance had his employment terminated under such circumstances on December 31, 2010.

(3)
Each NEO's employment or severance agreement provides that the NEO may elect to continue coverage under our group health plans for him and his eligible dependents for a period not to exceed 18 months following termination of his employment by us without cause or by him for good reason at the same cost to him as is paid by similarly situated employees for similar coverage. The amounts set forth in this column for Messrs. Bryant, Wilkirson and Painter assume that each would have elected to continue his coverage for the maximum 18 months. No amounts are set forth for Messrs. Farnsworth and Whitfield, as they receive health coverage from their former employers on terms that are more generous than the terms of our coverage and, therefore, had their employment terminated on December 31, 2010, they likely would have elected to continue such coverage from their former employers. Had they nevertheless elected coverage from us as of such date, the value of 18 months of such coverage for each would have been $30,024.

(4)
Please see the narrative below for a description of the treatment of the NEOs' equity awards on termination of their employment or a change in control.

  Termination of employment

        Restricted stock.    Under the terms of each NEO's restricted stock award agreements, on termination of the NEO's employment due to his death or "disability" (as defined below), the vesting of each of his unvested Class B and Class C restricted stock awards will accelerate in all cases, and the vesting of his unvested Class D restricted stock awards will accelerate if a specified value condition is met on December 21, 2014. To meet this value condition, the average of the volume weighted average price of a share of our common stock for each trading day during the 90-day period ending on December 20, 2014 must equal or exceed the $13.50 price at which we sold our shares to the public in our IPO. The amounts reflected in the "Death or Disability" rows of the "Accelerated Vesting of Equity" column in the table above assume that a share of our common stock would have had the same $12.21 value on December 21, 2014 as it had on December 31, 2010. Based on this assumption, the value condition would not have been met and the Class D restricted stock awards would not have vested on such date. Each NEO's restricted stock award agreements provide for forfeiture of his unvested restricted stock awards on termination of his employment for any reason other than due to his death or disability, except as otherwise noted below with respect to Class D restricted stock awards following termination of employment after a change in control.

        Restricted stock units.    Under the terms of each NEO's restricted stock unit award agreement, on termination of the NEO's employment due to his death or disability, the service condition under the award will be deemed satisfied as of the date of such termination and the shares underlying the award will be distributed to the NEO on December 13, 2013, subject to attainment of the specified performance criteria. As the performance criteria had not yet been attained as of December 31, 2010, no amount in respect of the restricted stock units is reflected in the "Death or Disability" rows of the "Accelerated Vesting of Equity" column of the table above. Each NEO's restricted stock unit award agreement provides for forfeiture of his unvested restricted stock award on termination of his employment for any reason other than due to his death or disability, with the shares underlying the vested portion of the award distributed to the NEO on December 13, 2013, subject to attainment of the specified performance criteria.

        Stock options.    Under the terms of each NEO's stock option award agreement, on termination of the NEO's employment due to his death or disability, the unvested portion of the option will accelerate as of the date of such termination, and the option will remain exercisable until the earlier of one year after such termination or the expiration of the option. Each NEO's stock option award agreement provides for forfeiture of the unvested portion of the option on termination of the NEO's employment by us without "cause" (see definition below) or by him for any reason, with the vested portion of the option remaining exercisable until the earlier of 90 days after such termination or the expiration of the option. The entire option, whether vested or unvested, is forfeited on termination of the NEO's employment by us for cause.

  Change in control

        Restricted stock.    Under the terms of each NEO's restricted stock award agreements, on a "change in control" (as defined below), the vesting of each of his unvested Class B and Class C restricted stock awards will accelerate in all cases, and the vesting of his unvested Class D restricted stock awards will accelerate if a specified value condition is met as of the date of such change in control. In addition, if the acquirer in such change in control requests that the NEO continue to provide services to us (or our successor or the surviving entity) for a specified period not to exceed 12 months after such change in control, the Class D restricted stock awards will accelerate on the earliest of the last day of such period, December 21, 2014 or the date on which the NEO's employment is terminated by us (or our successor or the surviving entity) without cause, by him for "good reason" (as defined below) or due to his death or disability. The amounts reflected in the "Change in Control" rows of the "Accelerated Vesting of Equity" column in the table above assume that a share of our common stock would have had the same $12.21 value on December 21, 2014 as it had on December 31, 2010. Based on this assumption, the value condition would not have been met and the Class D restricted stock awards would not have vested on such date.

        Restricted stock units.    Under the terms of each NEO's restricted stock unit award agreement, on a change in control, the award will vest based on the target amount of the award or, if greater, attainment of the specified performance criteria as of the date of such change in control. The target and maximum payments with respect to the restricted stock unit awards are set forth in the "Estimated Future Payouts Under Equity Incentive Plan Awards" column of the "2010 Grants of Plan-Based Awards Table". As of December 31, 2010, the actual performance attained was less than the target amount of the awards and therefore the amounts reported in the "Change in Control" rows of the "Accelerated Vesting of Equity" column in the table above reflect accelerated vesting of the awards at target. Had we attained maximum performance as of December 31, 2010, the amounts would be as follows: Mr. Bryant, $6,628,809; Mr. Wilkirson, $1,692,550; Mr. Farnsworth, $2,221,793; Mr. Painter, $2,221,793; and Mr. Whitfield, $3,330,290.

        Stock options.    Under the terms of each NEO's stock option award agreement, on a change in control, the vesting of the unvested portion of the award will accelerate and, unless otherwise provided by the Compensation Committee, will be canceled in consideration of a payment to the NEO in an amount equal to the intrinsic value of the award. As the exercise price of the options ($12.45) exceeded the stock price ($12.21) on December 31, 2010, no amount in respect of the stock options is reflected in the "Change in Control" rows of the "Accelerated Vesting of Equity" column in the table above.

        Golden Parachute Tax Gross-Ups.    Although each NEO's employment or severance agreement provides that he will be entitled to a "gross-up" of any golden parachute excise taxes imposed under Internal Revenue Code Section 4999 on any change-in-control-related payments or benefits that he receives, such gross-up does not apply to the issuance to the NEO of any of our equity interests, the accelerated vesting of any such interests or any other benefit that the NEO may receive in connection with such a change in control. In addition, none of our NEOs is entitled to such a gross-up if the aggregate value of such change-in-control-related payments does not exceed 110% of his safe harbor amount (i.e., three times his average total annual compensation for the five calendar years prior to the change in control). Had a change-in-control occurred on December 31, 2010, the aggregate value of the payments that would have been made to each of our NEOs in connection with such change-in-control (other than any accelerated vesting of his restricted stock awards) would not have exceeded 110% of his safe harbor amount. Therefore, none of our NEOs would have been entitled to a gross-up payment pursuant to the NEO's employment or severance agreement.

        Releases.    On each termination of an NEO's employment other than due to his death, our obligation to provide the salary and pro rata bonus payments quantified and described in the table above would have been subject to the NEO's execution of a release of claims in our favor.

        Restrictive Covenants.    Each NEO's employment or severance agreement contains restrictions on competing with us or soliciting our employees during a specified period following termination of his employment with us: one year, in the case of Messrs. Bryant, Farnsworth and Painter, and six months, in the case of Messrs. Whitfield and Wilkirson. Each NEO also is subject to perpetual restrictions on disclosing our confidential information or disparaging us.

        Termination by Us without Cause or by the NEO for Good Reason.    As quantified and described in the table above, each NEO's employment or severance agreement provides for specified payments and benefits upon termination of his employment by us without cause or by him for good reason, and each NEO's Class D restricted stock award agreement provides for accelerated vesting of the award on termination of the NEO's employment by us without cause or by him for good reason under specified circumstances following a change in control. Each of these agreements generally defines "cause" to mean the NEO's:

  •
  willful failure to substantially perform his duties;

  •
  willful misconduct, gross negligence or breach of fiduciary duty that results in material demonstrable harm to us or any of our affiliates;

  •
  willful and material breach of the agreement that results in material demonstrable harm to us or any of our affiliates;

  •
  conviction of, or entering a plea bargain or settlement admitting the guilt or the imposition of unadjudicated probation for, any felony that involves moral turpitude or as a result of which his continued employment would reasonably be expected to have a material adverse impact on our or our affiliates' reputations;

  •
  having been the subject of any order, judicial or administrative, obtained or issued by the SEC for any securities violation involving fraud;

  •
  unlawful use or possession of illegal drugs on our premises or while performing his duties and responsibilities; or

  •
  commission of an act of fraud, embezzlement or misappropriation against us or any of our affiliates.

        In each case, the NEO has 30 days following written notice from us to cure, if possible, the situation alleged to constitute cause.

        Each agreement generally defines "good reason" to mean:

  •
  a material diminution in the NEO's base salary; or

  •
  the relocation of the geographic location of the NEO's principal place of employment by more than 75 miles from Houston, Texas.

        Mr. Bryant's employment agreement defines "good reason" to include also the following:

  •
  a material diminution in his authority, duties, responsibility or roles; or

  •
  a material breach by us of his employment agreement.

        In each case, the NEO is required to provide us with written notice of the condition alleged to constitute good reason within 45 days after the initial existence of the condition. We then have 30 days to cure the condition.

        Disability.    As quantified and described in the table above, each NEO's employment or severance agreement provides for specified payments and benefits on his disability, and each NEO's equity award agreements provide for accelerated vesting of the awards on his disability, either in all cases or under specified circumstances. Each of these agreements generally defines "disability" to mean the NEO's inability to perform, with or without reasonable accommodation, the essential functions of his position for a total of three months during any six-month period as a result of incapacity due to mental or physical illness.

        Change in Control.    As discussed above, our NEOs' equity awards vest in connection with a change-in-control under specified circumstances. The Incentive Plan generally defines a "change-in-control" to mean:

  •
  the acquisition of more than 50% of the combined voting power of our outstanding securities (other than by any of our controlling stockholders or their respective affiliates);

  •
  the replacement of the majority of our directors during any 12-month period (other than by directors approved by a majority of our remaining directors);

  •
  the consummation of our merger or consolidation with another entity (unless our voting securities outstanding immediately prior to such transaction continue to represent at least 50% of the combined voting power and total fair market value of our securities or those of the surviving entity outstanding immediately after such transaction); or

  •
  the transfer of our assets having an aggregate fair market value of more than 50% of our fair market value immediately prior to such transfer, but only if, in connection with such transfer or within a reasonable period thereafter, our stockholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of our fair market value immediately prior to such transfer.

Mr. Gray—Separation Agreement

        Pursuant to his separation agreement, Mr. Gray received a one-time lump sum payment of $400,000 in connection with his resignation effective June 18, 2010. In addition, Mr. Gray forfeited all but 45,000 shares of his restricted stock. Such restricted shares generally vest in full on December 21, 2014, if a specified value condition is met on that date, or else will be forfeited in their entirety. To meet this value condition, the average of the volume weighted average price of a share of our common stock for each trading day during the 90-day period ending on December 20, 2014 must equal or exceed $13.50.

        The separation agreement acknowledges that Mr. Gray is bound by the restrictive covenants set forth in his employment agreement, which include a non-compete and a non-solicit of employees for one-year following termination of employment. The separation agreement also provides a mutual non-disparagement clause. In connection with the separation agreement, Mr. Gray also executed a general release of claims.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(4)
Equity compensation plans approved by security holders(1)	1,601,568	(3)	$12.45	(5)	10,308,705
Equity compensation plans not approved by security holders(2)	121,637		—		—
Total	1,723,205		$12.45	(5)	10,308,705

(1)
Includes the Cobalt International Energy Inc. Long Term Incentive Plan and the Cobalt International Energy, Inc. Non-Employee Directors Compensation Plan.

(2)
Includes the Cobalt International Energy, Inc. Deferred Compensation Plan. See the "2010 Nonqualified Deferred Compensation" table and Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the material features of our Deferred Compensation Plan.

(3)
Includes 1,133,960 shares underlying stock options, 53,121 shares underlying restricted stock unit awards granted to our directors, up to 397,676 shares underlying performance-based restricted stock unit awards which may be issued subject to the achievement of performance conditions and 16,811 shares granted to directors under our Non-Employee Directors Compensation Plan which were deferred under our Non-Employee Directors Deferral Plan.

(4)
Includes 9,637,934 shares available for issuance under the Cobalt International Energy Inc. Long Term Incentive Plan and 670,771 shares available for issuance under the Cobalt International Energy, Inc. Non-Employee Directors Compensation Plan. Directors may elect to defer under the Cobalt International Energy, Inc. Non-Employee Directors Deferral Plan all or a portion of their annual retainers and their restricted stock units that they receive under our Non-Employee Directors Compensation Plan. No shares remain available for future issuance under the Cobalt International Energy, Inc. Deferred Compensation Plan.

(5)
Does not take into account the 450,797 shares underlying outstanding restricted stock units or the 138,448 deferred shares.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been complied with for the fiscal year ended December 31, 2010 except for one late report filed on behalf of each of Mr. Richard A. Smith, Mr. Henry Cornell, Mr. Kenneth A. Pontarelli and the Goldman Sachs Group Inc.

HOUSEHOLDING

        As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to Cobalt International Energy, Inc., Two Post Oak Central, 1980 Post Oak Boulevard, Suite 1200, Houston, Texas 77056, Attention: Secretary, or by telephone at +1 (713) 452-2322. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

PROPOSALS OF STOCKHOLDERS

        Any stockholder desiring to present a stockholder proposal at our 2012 Annual Meeting of Stockholders and to have the proposal included in our related proxy statement must send it to Cobalt International Energy, Inc., Two Post Oak Central, 1980 Post Oak Boulevard, Suite 1200, Houston, Texas 77056, Attention: Secretary, so that it is received no later than November 23, 2011. All such proposals should be in compliance with SEC rules and regulations. We will only include in our proxy materials those stockholder proposals that we receive before the deadline and that are proper for stockholder action.

        In addition, in accordance with our bylaws, any stockholder entitled to vote at our 2012 Annual Meeting of Stockholders may propose business (other than proposals to be included in our proxy statement and proxy as discussed in the preceding paragraph) to be included on the agenda of, and properly presented for action at, the 2012 Annual Meeting of Stockholders only if written notice of such stockholder's intent is given in accordance with the requirements of our bylaws and SEC rules and regulations. Such proposal must be submitted in writing and addressed to the attention of our Secretary at the address shown above, so that it is received between December 30, 2011 and January 29, 2012.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey A. Starzec Associate General Counsel and Secretary

Houston, Texas
March 22, 2011

X Please mark your votes like this FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY BY MAIL To commence printing on this proxy card please sign, date and fax this card to this number: 212-691-9013 or email us your approval. SIGNATURE: DATE: TIME: Registered Quantity  Broker Quantity Note: SCOTTI to Email final approved copy for Electronic Voting website setup: Yes PRINT AUTHORIZATION Label Area 4” x 1 1/2” 1. Election of twelve directors. WITHHELD from all nominees listed below FOR all nominees listed below (except as marked to the contrary below) THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3, AND “1 YEAR” REGARDING PROPOSAL 4. COBALT INTERNATIONAL ENERGY, INC. IS MAKING FOUR PROPOSALS, NONE OF WHICH ARE CONTINGENT ON EACH OTHER. NOMINEES: (Instruction: To withhold authority to vote for any individual nominee, write the number(s) of the nominees in the space provided below.) Signature Signature Date , 2011. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: (01) Joseph H. Bryant (02) Peter R. Coneway (03) Michael G. France (04) Jack E. Golden (05) N. John Lancaster (06) Scott L. Lebovitz (07) Jon A. Marshall (08) Kenneth W. Moore (09) Kenneth A. Pontarelli (10) Myles W. Scoggins (11) D. Jeff van Steenbergen (12) Martin H. Young, Jr. VOTE BY INTERNET OR TELEPHONE QUICK EASY IMMEDIATE Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. Cobalt International Energy, Inc. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE OR OR As a stockholder of Cobalt International Energy, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on April 27, 2011. 4. Advisory vote on the frequency of executive compensation advisory votes, every: 1 YEAR 2 YEARS 3 YEARS ABSTAIN 2. Ratification of Ernst & Young LLP as independent auditors for 2011. FOR AGAINST ABSTAIN 3. Advisory vote on executive compensation as disclosed in the proxy materials. FOR AGAINST ABSTAIN UPON FINAL APPROVAL FORWARD INTERNET & TELEPHONE VOTING TO SUNGUARD WITHOUT THE YELLOW BOX, BLUE BOX & CROP MARKS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS COBALT INTERNATIONAL ENERGY, INC. The undersigned appoints Joseph H. Bryant and Samuel H. Gillespie as proxies, with the power to appoint their substitutes, and authorizes them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Cobalt International Energy, Inc. held of record by the undersigned at the close of business on March 15, 2011 at the Annual Meeting of Stockholders of Cobalt International Energy, Inc. to be held on April 28, 2011 or at any adjournment thereof. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 , AND “1 YEAR” REGARDING PROPOSAL 4. (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 28, 2011. This proxy statement and our 2010 Annual Report to Stockholders are available at http://www.cstproxy.com/cobaltintl/2011